Exhibit 10.3

$600,000,000.00 REVOLVING CREDIT FACILITY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
by and among
BIG LOTS STORES, INC. and BIG LOTS, INC.,
as Borrowers,
THE DESIGNATED BORROWERS FROM TIME TO TIME PARTY HERETO,
THE GUARANTORS PARTY HERETO,
THE BANKS PARTY HERETO,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
PNC CAPITAL MARKETS LLC,
as a Joint Lead Arranger and Joint Bookrunner,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Co-Syndication Agent, Joint Lead Arranger and Joint Bookrunner,
U.S. BANK NATIONAL ASSOCIATION,
as a Co-Syndication Agent, Joint Lead Arranger and Joint Bookrunner,
TRUIST SECURITIES, INC.,
as a Joint Lead Arranger and Joint Bookrunner,
TRUIST BANK,
as a Co-Syndication Agent,
THE HUNTINGTON NATIONAL BANK,
as a Co-Documentation Agent,
BANK OF AMERICA, N.A.,
as a Co-Documentation Agent,
FIFTH THIRD BANK,
as a Co-Documentation Agent, and
MUFG BANK, LTD.,
as a Co-Documentation Agent

Dated September 22, 2021
CUSIP #08930FAA2

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TABLE OF CONTENTS
Page

1. CERTAIN DEFINITIONS	1
1.1 Certain Definitions.	1
1.2 Construction.	35
1.2.1. Number; Inclusion.	35
1.2.2. Determination.	35
1.2.3. Administrative Agent's Discretion and Consent.	35
1.2.4. Documents Taken as a Whole.	35
1.2.5. Headings.	36
1.2.6. Implied References to this Agreement.	36
1.2.7. Persons.	36
1.2.8. Modifications to Documents.	36
1.2.9. From, To and Through.	36
1.2.10. Shall; Will.	36
1.2.11. Time.	36
1.2.12. Currency Calculations.	36
1.3 Accounting Principles.	37
2. REVOLVING CREDIT AND SWING LOAN FACILITIES	37
2.1 Revolving Credit Commitments; Optional Currency Loans.	37
2.1.1. Revolving Credit Loans; Optional Currency Loans.	37
2.1.2. Swing Loan Commitment.	38
2.2 Nature of Banks' Obligations with Respect to Revolving Credit Loans.	38
2.3 Commitment Fees.	38
2.4 Termination or Reduction of Revolving Credit Commitments.	39
2.5 Revolving Credit Loan Requests; Swing Loan Requests.	39
2.5.1. Revolving Credit Loan Requests.	39
2.5.2. Swing Loan Requests.	40
2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.	40
2.6.1. Making Revolving Credit Loans.	40
2.6.2. Presumptions by the Administrative Agent.	41
2.6.3. Making Swing Loans.	41
2.6.4. Repayment of Revolving Credit Loans.	41
2.6.5. Borrowings to Repay Swing Loans.	41
2.6.6. Swing Loans Under Cash Management Agreements.	41
2.7 Notes.	42
2.8 Use of Proceeds.	42
2.9 Letter of Credit Subfacility.	42
2.9.1. Issuance of Letters of Credit.	42
2.9.2. Letter of Credit Fees.	44
2.9.3. Disbursements, Reimbursement.	44

(i)
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(ii)
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(iii)
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6.1.14. No Event of Default; Compliance with Instruments.	92
6.1.15. Patents, Trademarks, Copyrights, Licenses, Etc.	92
6.1.16. Insurance.	92
6.1.17. Compliance with Laws.	92
6.1.18. Material Contracts; Burdensome Restrictions.	92
6.1.19. Investment Companies; Regulated Entities.	93
6.1.20. Plans and Benefit Arrangements.	93
6.1.21. [Reserved].	94
6.1.22. Employment Matters.	94
6.1.23. Environmental Matters.	94
6.1.24. Senior Debt Status.	96
6.1.25. Inactive Subsidiaries.	96
6.1.26. Sanctions and other Anti-Terrorism Laws.	96
6.1.27. Anti-Corruption Laws.	96
6.2 Updates to Schedules.	96
7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT	97
7.1 First Loans and Letters of Credit.	97
7.1.1. Officer's Certificate.	97
7.1.2. Corporate Secretary's and/or Secretary's Certificate.	97
7.1.3. Delivery of Loan Documents.	98
7.1.4. Opinion of Counsel.	98
7.1.5. Legal Details.	98
7.1.6. Payment of Fees.	98
7.1.7. Consents.	98
7.1.8. Officer's Certificate Regarding MACs.	99
7.1.9. No Violation of Laws.	99
7.1.10. No Actions or Proceedings.	99
7.1.11. Lien Searches.	99
7.1.12. Insurance.	99
Evidence reasonably satisfactory to the Administrative Agent that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect.	99
7.1.13. Termination Statements: Release Statements and Other Releases.	99
7.1.14. Financial Projections.	99
7.1.15. Compliance Certificate.	100
7.1.16. Additional Information.	100
7.1.17. Other Documents and Conditions.	100
7.2 Each Additional Loan or Letter of Credit.	100
7.3 Conditions to Designation of Designated Borrowers.	100
8. COVENANTS	102
8.1 Affirmative Covenants.	102
8.1.1. Preservation of Existence, Etc.	102
8.1.2. Payment of Liabilities, Including Taxes, Etc.	102
8.1.3. Maintenance of Insurance.	102

(iv)
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(v)
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(vi)
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(vii)
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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(E)(1)	-	EXCLUDED ACTIVE SUBSIDIARIES
SCHEDULE 1.1(E)(2)	-	EXCLUDED INACTIVE SUBSIDIARIES
SCHEDULE 1.1(P)(1)	-	PERMITTED INVESTMENTS
SCHEDULE 1.1(P)(2)	-	PERMITTED LIENS
SCHEDULE 1.1(R)	-	ROLLOVER LETTERS OF CREDIT
SCHEDULE 6.1.2	-	CAPITALIZATION
SCHEDULE 6.1.3	-	SUBSIDIARIES
SCHEDULE 6.1.8	-	OWNED REAL PROPERTY
SCHEDULE 6.1.13	-	CONSENTS AND APPROVALS
SCHEDULE 6.1.16	-	INSURANCE POLICIES
SCHEDULE 6.1.20	-	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 6.1.23	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.3	-	EXISTING GUARANTIES

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(D)(1)	-	DESIGNATED BORROWER AGREEMENT
EXHIBIT 1.1(D)(2)	-	DESIGNATED BORROWER TERMINATION
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)	-	SWING NOTE
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBITS 5.9.5(A)-(D)	-	TAX COMPLIANCE CERTIFICATES
EXHIBIT 8.2.5	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE
(viii)
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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated September 22, 2021 and is made by and among Big Lots Stores, Inc., an Ohio corporation ("BLS"), Big Lots, Inc., an Ohio corporation (the "Parent"), as borrowers, the Designated Borrowers (as hereinafter defined) from time to time party hereto, each of the Guarantors (as hereinafter defined), the Banks (as hereinafter defined), PNC Bank, National Association, in its capacity as the Administrative Agent (as hereinafter defined), Wells Fargo Bank, National Association, U.S. Bank National Association and Truist Bank, each in its capacity as a co-syndication agent for the Banks under this Agreement (hereinafter collectively referred to in such capacity as the "Syndication Agents"), and The Huntington National Bank, Bank of America, N.A., Fifth Third Bank, and MUFG Bank, Ltd., each in its capacity as a co-documentation agent for the Banks under this Agreement (hereinafter collectively referred to in such capacity as the "Co-Documentation Agents").

WITNESSETH:

WHEREAS, the Borrowers, the Guarantors party thereto, the Banks party thereto and the Administrative Agent are parties to that certain First Amended and Restated Credit Agreement, dated August 31, 2018 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the "Existing Credit Agreement");

WHEREAS, the Borrowers and the Guarantors have requested that the Administrative Agent and the Banks amend and restate the Existing Credit Agreement; and

WHEREAS, the Banks are willing to so amend and restate the Existing Credit Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, covenant and agree as follows:

1.CERTAIN DEFINITIONS

1.1Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
Additional Commitment Bank shall have the meaning assigned to such term in Section 2.14(d).

Adjusted Consolidated EBITDAR shall mean, as of any date of determination, Consolidated EBITDAR for the period equal to the immediately preceding twelve (12) consecutive months, as adjusted to include without duplication the difference between (a) the sum of consolidated (i) net income plus (ii) depreciation, plus (iii) amortization, plus (iv) other non-cash charges to net income, plus (v) interest expense, plus (vi) income tax expense, plus
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(vii) Consolidated Rental Expense, minus (b) non-cash credits to net income, all calculated as set forth in the definition of "Consolidated EBITDAR" below, and for purposes of calculating Adjusted Consolidated EBITDAR, (1) with respect to any Persons or assets acquired by any Loan Party pursuant to a Permitted Acquisition during such period, Consolidated EBITDAR shall be calculated on a pro forma basis for such period as if such Permitted Acquisition had occurred on the first day of such period, and (2) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 8.2.6 [Dispositions of Assets or Subsidiaries], Consolidated EBITDAR shall be calculated on a pro forma basis for such period as if such liquidation, sale or disposition had been consummated at the beginning of such period; and, in each case set forth in clause (1) and (2), as evidenced by pro forma financial statements in form and substance satisfactory to the Administrative Agent, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

Adjusted Eurocurrency Rate shall mean, as to any Eurocurrency Rate Borrowing denominated in any Currency for any Interest Period, an interest rate per annum determined by Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) (a) the Eurocurrency Rate for such Interest Period by (b) a number equal to 1.00 minus the Eurocurrency Reserve Percentage; provided that if the Adjusted Eurocurrency Rate as determined above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement. The Adjusted Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrowing Agent of the Adjusted Eurocurrency Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent for the Banks hereunder.

Administrative Agent's Fee shall have the meaning assigned to that term in Section 10.9 [Administrative Agent's Fee].

Administrative Agent's Letter shall have the meaning assigned to that term in Section 10.9 [Administrative Agent's Fee].

Affected Financial Institution means any EEA Financial Institution or UK Financial Institution.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds twenty percent (20%) or more of any class of the voting or other equity interests of such Person, or (iii) twenty percent (20%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

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Agreement shall mean this Second Amended and Restated Credit Agreement, as the same may be supplemented, amended, modified or restated from time to time, including all schedules and exhibits.

Anti-Corruption Laws means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which any Borrower or any of its Subsidiaries conduct business.

Anti-Terrorism Laws shall mean any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

Applicable Commercial Letter of Credit Fee Percentage shall mean the percentage at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Commercial Letter of Credit Fee Percentage".

Applicable Commitment Fee Percentage shall mean the percentage rate per annum at the indicated Debt Rating set forth on the pricing grid on Schedule 1.1(A) below the heading "Commitment Fee."

Applicable Margin shall mean, as applicable:

(i)the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the indicated Debt Rating or Leverage Ratio, as applicable, in each case as set forth in the pricing grid on Schedule 1.1(A) below the heading "Base Rate Margin", or

(ii)the percentage spread to be added to the Eurocurrency Rate applicable to Revolving Credit Loans under the Eurocurrency Rate Option based on the indicated Debt Rating or Leverage Ratio, as applicable, in each case as set forth in the pricing grid on Schedule 1.1(A) below the heading " Eurocurrency Rate Margin".

Applicable Reference Rate shall mean, (i) for any Loan subject to the Eurocurrency Rate Option denominated in Dollars or Euros, the LIBOR Rate and (ii) for any Loan subject to the Eurocurrency Rate Option denominated in Canadian Dollars, CDOR.

Applicable Standby Letter of Credit Fee Percentage shall mean the percentage at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Standby Letter of Credit Fee Percentage".

Applicable Time means, with respect to any Loans and payments in any Optional Currency, the local time in the place of settlement for such Optional Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

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Approved Fund means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Bank and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Attributable Indebtedness means, with respect to any Person, on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on the balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments thereunder that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease Obligation were accounted for as a Capital Lease.

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrowing Agent, in each case, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrowing Agent may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

AVDC Refinancing Indebtedness shall have the meaning assigned to such term in Section 8.2.1 (iii) [Indebtedness].

AVDC Synthetic Lease Documents shall mean the Participation Agreement, the Lease (as defined in Appendix A of the Participation Agreement) and the other Operative Documents (as defined in Appendix A of the Participation Agreement), in each case as amended, supplemented or otherwise modified from time to time.

Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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Bank-Provided Hedge shall mean a Hedge Agreement which is provided by any Bank and with respect to which the Administrative Agent confirms meets the following requirements: such Hedge Agreement (i) is documented in a standard International Swaps and Derivatives Association Master Agreement (including any Schedule thereto) or a similar agreement acceptable to such Bank, (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties to the provider of any Bank-Provided Hedge shall be "Obligations" hereunder, guaranteed obligations under the Guaranty Agreements and otherwise treated as Obligations for purposes of each of the other Loan Documents.

Banks shall mean the financial institutions named on Schedule 1.1(B) holding a Revolving Credit Commitment and their respective successors and assigns as permitted hereunder, each of which is referred to herein individually as a Bank.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Overnight Bank Funding Rate, plus one-half of one percent (0.5%), (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus one percent (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrowers to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(i) [Revolving Credit Base Rate Option].

Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is not a Plan, a Multiemployer Plan or a Multiple Employer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Big Lots Capital Group shall mean, collectively, Big Lots Capital, Inc., an Ohio corporation, and any hereinafter created direct or indirect Subsidiary of Big Lots Capital, Inc., provided, that the Parent, directly or indirectly, owns all of the issued and outstanding shares of capital stock of Big Lots Capital, Inc.

Big Lots Supplemental Savings Plan shall mean the nonqualified deferred compensation plan maintained for the benefit of employees of the Parent's Subsidiaries.

BLS shall have the meaning assigned to that term in the Preamble hereof.

Borrower and Borrowers shall mean BLS, the Parent, and any Designated Borrower.

Borrowing Agent shall mean BLS or any other Borrower designated in writing by the Borrowers to the Administrative Agent from time to time.

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Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which the Eurocurrency Rate Option applies which are in Dollars or in the same Optional Currency advanced under the same Loan Request and which have the same Interest Period shall constitute one Borrowing Tranche and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Eurocurrency Rate Option applies, such day must also be a day on which dealings are carried on in, in respect of Dollars, the London interbank market, and, in respect of any Optional Currency, the Relevant Interbank Market.

Capital Lease means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases including, without limitation, any “financing lease” under FASB 842.

Captive Insurance Entity shall mean an insurance company created and owned by a Loan Party whose primary purpose is to provide coverage on the risk of the Parent or the Parent's Subsidiaries.

Cash Collateralize means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or the Banks, as collateral for Letter of Credit Obligations or obligations of Banks to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances in the applicable Currency or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].

CDOR Rate shall mean, with respect to Optional Currency Loans denominated in Canadian Dollars comprising any Borrowing Tranche, the interest rate per annum, as determined by the Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded upwards to the nearest 1/100th of 1% per annum, at approximately 11:00 a.m. Eastern Time, two Business Days prior to the commencement of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg page BTMM CA on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted

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by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

CFTC shall mean the Commodity Futures Trading Commission.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted or issued.

CIP Regulations shall have the meaning assigned to such term in Section 10.11 [No Reliance on Administrative Agent's Customer Identification Program].

Closing Date shall mean September 22, 2021.

Co-Documentation Agents shall have the meaning assigned to that term in the Preamble hereof.

Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commercial Letter of Credit Fee shall have the meaning assigned to such term in Section 2.9.2 [Letter of Credit Fees].

Commitment shall mean, as to any Bank (except PNC), its Revolving Credit Commitment and the Incremental Term Loan Commitment of such Bank, and, in the case of PNC, its Revolving Credit Commitment (including its Swing Loan Commitment) and its Incremental Term Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments (including any applicable Swing Loan Commitment) and Incremental Term Loan Commitments of all of the Banks.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Commodity Exchange Act shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate shall have the meaning assigned to such term in Section 8.3.3 [Certificate of the Borrowers].

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Computation Date has the meaning specified in Section 2.12.1 [Periodic Computations of Dollar Equivalent Amounts, Etc.].

Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith, as each of the foregoing is recorded by the Loan Parties in accordance with GAAP.

Consolidated EBITDAR shall mean, for any period of determination, without duplication (i) the sum of consolidated net income, depreciation, amortization, other non-cash charges to net income, interest expense, income tax expense and Consolidated Rental Expense, minus (ii) non-cash credit to net income, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

Consolidated Interest Expense shall mean, for any period of determination, the aggregate amount of interest or fees paid, accrued or scheduled to be paid or accrued in respect of any Indebtedness (including the interest portion of rentals under Capital Leases but not the interest portion of Synthetic Leases Obligations) and all but the principal component of payments in respect of conditional sales or other title retention agreements paid, accrued or scheduled to be paid or accrued during such period, net of interest income, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

Consolidated Rental Expense shall mean, for any period of determination, the aggregate rental amounts payable by the Parent and its Subsidiaries during such period under any lease of real property having a remaining term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more (but does not include any amounts payable under Capital Leases or performance rents, or any amount required to be paid by the Parent and its Subsidiaries (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges), in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

Consolidated Total Indebtedness shall mean, as of any date of determination, any and all Indebtedness (excluding any Synthetic Lease Obligation and any obligations (contingent or otherwise) under any Hedge Agreement) of the Parent and its Subsidiaries, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

Covered Entity shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and (b) each Person that, directly or indirectly, is in control of a Person described in

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clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Currencies means Dollars and each Optional Currency.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Eurocurrency Reserve Percentage in Dollars on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement. The rate of interest will be adjusted automatically as of each Business Day based on changes in the Daily LIBOR Rate without notice to the Borrowers.

Debt Ratings shall mean collectively the rating of the Parent's Indebtedness under this Agreement by each of Standard & Poor's and/or Moody's, each of which is referred to herein individually as a Debt Rating.

Debtor Relief Laws means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Defaulting Bank means, subject to Section 2.10(b) [Defaulting Bank Cure], any Bank that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Administrative Agent and the Borrowing Agent in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Loan Bank or any other Bank any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrowing Agent, the Administrative Agent, the Issuing Bank or the Swing Loan Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowing Agent, to confirm in writing to the Administrative Agent and the Borrowing Agent that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowing Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor

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Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.9(b) [Defaulting Bank Cure]) upon delivery of written notice of such determination to the Borrowers, the Issuing Bank, the Swing Loan Bank and each Bank.

Designated Borrower means any Subsidiary of a Loan Party that becomes a Designated Borrower pursuant to Section 2.13 [Designated Borrowers] and that has not ceased to be a Designated Borrower pursuant to such Section.

Designated Borrower Agreement means a Designated Borrower Agreement substantially in the form of Exhibit 1.1(D)(1).

Designated Borrower Termination means a Designated Borrower Termination substantially in the form of Exhibit 1.1(D)(2).

Disqualified Institution means, on any date, (a) any Person designated by the Borrowing Agent as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a competitor of the Borrowers or any of their respective Subsidiaries, which Person has been designated by the Borrowing as a “Disqualified Institution” by written notice to the Administrative Agent not less than five (5) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Borrowing Agent has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent means, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.

DQ List has the meaning specified in Section 11.8.6.

Drawing Date shall have the meaning assigned to that term in Section 2.9.3 [Disbursements, Reimbursement].

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution

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Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

Eligibility Date shall mean, with respect to each Borrower and Guarantor and each Swap Obligation, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap Obligation (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of the Bank-Provided Hedge related to such Swap Obligation if this Agreement or any other Loan Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the date of execution and delivery of this Agreement and/or such other Loan Document(s) to which such Borrower or Guarantor is a party).

Environmental Complaint shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for personal injury (including death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued to the Parent or any of its Subsidiaries by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, provincial, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. §

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2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y) each as amended, and any regulations promulgated thereunder or any equivalent state, provincial or local Law, each as amended, and any regulations promulgated thereunder and any consent decrees, settlement agreements, judgments, orders, directives or any binding policies having the force and effect of law issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

Environmental Permits shall mean all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain the Property; (ii) for the operations and business activities of the Loan Parties; or (iii) for the performance of a Remedial Action.

Environmental Records shall mean all notices, reports, records, plans, applications, forms or other filings relating or pertaining to the Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Loan Parties which pursuant to Environmental Laws, Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or otherwise must be maintained.

Environmentally Sensitive Area shall mean (i) any wetland as defined by or designated by applicable Laws, including applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; (v) wilderness or refuge areas as defined or designated by applicable Laws, including Environmental Laws; or (vi) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

Equivalent Amount means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) if such amount is expressed in an Optional Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Optional Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent from time to time) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any reasonable method of determination it deems appropriate. Any determination by the Administrative Agent pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

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ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrowers, are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001(b)(1) of ERISA; provided, however, that the ERISA Group shall only include those entities that regularly employ individuals to perform services within the United States.

Erroneous Payment shall have the meaning assigned to it in Section 10.13(a).

Erroneous Payment Deficiency Assignment shall have the meaning assigned to it in Section 10.13(d).

Erroneous Payment Impacted Class shall have the meaning assigned to it in Section 10.13(d).

Erroneous Payment Return Deficiency shall have the meaning assigned to it in Section 10.13(d).

Erroneous Payment Subrogation Rights shall have the meaning assigned to it in Section 10.13(d).

ESG has the meaning specified in Article 3 [ESG Provisions].

ESG Amendment has the meaning specified in Article 3 [ESG Provisions].

ESG Pricing Provisions has the meaning specified in Article 3 [ESG Provisions].

EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

Euro shall refer to the lawful currency of the Participating Member States.

Eurocurrency Rate means, with respect to any Eurocurrency Rate Borrowing for any Interest Period:
(a) denominated in Dollars or an Optional Currency consisting of Euros, the LIBOR Rate; and
(b) denominated in Canadian Dollars, the CDOR Rate.

Eurocurrency Rate Borrowing means, as to any Borrowing Tranche, the Eurocurrency Rate Loans comprising such Borrowing Tranche.

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Eurocurrency Rate Loans means a Loan that bears interest at a rate based on the Eurocurrency Rate.

Eurocurrency Rate Option means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(ii) [Revolving Credit Eurocurrency Rate Option].

Eurocurrency Reserve Percentage means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an "Event of Default."

Excess Interest shall have the meaning assigned to that term in Section 4.1.

Excluded Active Subsidiaries shall mean collectively the following Subsidiaries of any Loan Party: (a) any entity in the Big Lots Capital Group, (b) any Captive Insurance Entity, (c) any Qualified Community Development Entity and any Subsidiary of a Qualified Community Development Entity, and (d) the Subsidiaries of the Parent listed on Schedule 1.1(E)(1); each of which is referred to herein individually as an Excluded Active Subsidiary. Any Excluded Active Subsidiary that joins this Agreement as a Guarantor pursuant to Section 11.15 [Joinder of Guarantors] shall cease to be an Excluded Active Subsidiary.

Excluded Inactive Subsidiaries shall mean collectively the Subsidiaries of the Parent listed on Schedule 1.1(E)(2), each of which is referred to herein individually as an Excluded Inactive Subsidiary. Any Excluded Inactive Subsidiary which joins this Agreement as a Guarantor pursuant to Section 11.15 [Joinder of Guarantors] shall cease to be an Excluded Inactive Subsidiary.

Excluded Swap Obligations shall mean, with respect to any Borrower or Guarantor, any Swap Obligation if, and to the extent that, all or a portion of this Agreement, the Guaranty or any other Loan Document that relates to such Swap Obligation (or any Guaranty thereof or the grant by such Borrower or Guarantor of a security interest to secure such Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Borrower's or Guarantor's failure for any reason to constitute an "Eligible Contract Participant" on the Eligibility Date for such Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap Obligation, this definition shall only include the portion of such Swap Obligation for which such guaranty or security interest is or becomes illegal as a result of

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the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap Obligation; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, the definition of Excluded Swap Obligation with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Obligation with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Swap Obligations

Excluded Taxes shall mean, with respect to the Administrative Agent, any Bank, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its net income (however denominated, including without limitation taxes based on capital gains), taxes imposed on net worth or capital stock, taxes imposed on gross receipts, the Michigan business tax, and franchise taxes (including but not limited to the Texas franchise tax on taxable margin) or alternative or minimum income taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located or that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a recipient that has failed to comply with Section 5.9.5 [Status of Banks], (d) in the case of a Foreign Bank, any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Bank's failure or inability (other than as a result of a Change in Law) to comply with Section 5.9.5 [Status of Banks], except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 5.9.1 [Payments Free of Taxes], and (e) any U.S. federal withholding Taxes imposed under FATCA.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Credit Agreement shall have the meaning assigned to such term in the Preamble hereof.

Existing Expiration Date shall have the meaning assigned to such term in Section 2.14(a).

Existing Term Loan Maturity Date shall have the meaning assigned to such term in Section 2.14(a).

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Expiration Date shall mean September 22, 2026, as such date may be extended with respect to certain Banks’ Revolving Credit Commitments pursuant to Section 2.11 [Increase of Commitments], Section 2.14 [Expiration Date Extensions] or Section 11.1 [Modifications, Amendments or Waivers].

Extension Effective Date shall have the meaning assigned to such term in Section 2.14(c).

FATCA shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Internal Revenue Code.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest 1/100 of 1%, announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Financial Projections shall have the meaning assigned to that term in Section 6.1.9(ii) [Financial Statements].

Fitch shall mean Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. and its successors.

Fixed Charge Coverage Ratio shall mean the ratio of (a) Consolidated EBITDAR to (b) the sum of (i) Consolidated Interest Expense and (ii) Consolidated Rental Expense.

Foreign Bank shall mean (i) if a Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (ii) if a Borrower is not a U.S. Person, a Bank that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

Foreign Designated Borrower shall mean a Designated Borrower that is not organized under the laws of any political subdivision of the United States.

Foreign Designated Borrower Sublimit means an aggregate Dollar Equivalent amount equal to $75,000,000. The Foreign Designated Borrower Sublimit is a part of, and not in addition to, the Revolving Credit Commitments.

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Foreign Subsidiary shall mean a Subsidiary that is not organized under the laws of any political subdivision of the United States.

Fronting Exposure shall mean, at any time there is a Defaulting Bank, (a) with respect to the Issuing Bank, such Defaulting Bank’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Loan Bank, such Defaulting Bank’s Ratable Share of outstanding Swing Loans made by such Swing Loan Bank other than Swing Loans as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks.

Fund shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP shall mean generally accepted accounting principles as are in effect from time to time in the United States, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Guarantors shall collectively mean the parties to this Agreement which are designated as "Guarantors" on the signature page hereof, together with each other Person which joins this Agreement as a Guarantor after the date hereof, and each of which is referred to herein individually as a Guarantor.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Banks.

Hedge Agreement Termination Value shall mean, as to any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Bank or any Affiliate of a Bank).

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Hedge Agreements shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement , in each case, entered into by the Parent or any of its Subsidiaries in the ordinary course of business and not for speculative purposes.

Historical Statements shall have the meaning assigned to that term in Section 6.1.9(i) [Financial Statements].

ICC shall have the meaning assigned to that term in Section 11.11.1 [Governing Law].

Increased Amount Date shall have the meaning assigned to such term in Section 2.11(a)(iii).

Incremental Bank shall have the meaning assigned to such term in Section 2.11(a)(iv).

Incremental Loan Commitments shall have the meaning assigned to such term in Section 2.11(a)(ii).

Incremental Loans shall have the meaning assigned to such term in Section 2.11(a)(ii).

Incremental Revolving Credit Commitment shall have the meaning assigned to such term in Section 2.11(a)(ii).

Incremental Revolving Credit Increase shall have the meaning assigned to such term in Section 2.11(a)(ii).

Incremental Term Loan shall have the meaning assigned to such term in Section 2.11(a)(i).

Incremental Term Loan Commitment shall have the meaning assigned to such term in Section 2.11(a)(i).

Indebtedness shall mean, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) (a) reimbursement obligations (contingent or otherwise) under any letter of credit or (b) net obligations under any Hedge Agreement, (iv) any other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred

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in the ordinary course of business), (v) Attributable Indebtedness of such Person in respect of Capital Leases and Synthetic Lease Obligations or (vi) any Guaranty of Indebtedness for borrowed money. For purposes hereof, the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Agreement Termination Value thereof as of such date.

Indemnified Taxes shall mean Taxes other than Excluded Taxes.

Indemnitee shall have the meaning assigned to that term in Section 11.3.2 [Indemnification by the Loan Parties].

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, receiver and manager, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I).

Interest Period shall mean the period of time selected by the Borrowing Agent in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans bear interest under the Eurocurrency Rate Option. Subject to the last sentence of this definition, such period shall be one (1) Month with respect to Optional Currency Loans and (i) one (1), three (3) or six (6) Months for all other Eurocurrency Rate Loans. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to the Eurocurrency Rate Option if the Borrowers are renewing or converting to the Eurocurrency Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Option shall mean any Eurocurrency Rate Option or Base Rate Option.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

IRS shall mean the United States Internal Revenue Service.

ISP98 shall have the meaning specified in Section 11.11.1 [Governing Law].

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Issuing Bank shall mean, with respect to a Letter of Credit, a Bank which has issued that Letter of Credit pursuant to Section 2.9 [Letter of Credit Subfacility]. PNC shall be the Issuing Bank under each Rollover Letter of Credit that is a Standby Letter of Credit and each other Standby Letter of Credit. Any Bank which is a Qualified Commercial Letter of Credit Bank may be the Issuing Bank with respect to Commercial Letters of Credit.

KPIs has the meaning specified in Article 3 [ESG Provisions].

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other similar agreements guaranteeing a right of employment among any Loan Party and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

Lender Joinder Agreement shall have the meaning assigned to such term in Section 2.11(a)(vi)(F).

Letter of Credit shall have the meaning assigned to that term in Section 2.9.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning assigned to that term in Section 2.9.3 [Disbursements, Reimbursement].

Letter of Credit Fees shall mean, as applicable, the Commercial Letter of Credit Fees and the Standby Letter of Credit Fees.

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in an amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Leverage Ratio shall mean, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Total Indebtedness on such date and (ii) four (4) times Consolidated Rental Expense for the four (4) fiscal quarters ending on such date, to (b) Adjusted Consolidated EBITDAR for the four (4) fiscal quarters ending on such date.

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the Eurocurrency Rate Option applies for any Interest Period, denominated in any Currency, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in such Currency are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of

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displaying rates at which deposits in such Currency are offered by leading banks in the London interbank deposit market (an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for such Currency for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)). The Administrative Agent shall give prompt notice to the Borrowing Agent of the LIBOR Rate as determined in accordance herewith, which determination shall be conclusive absent manifest error. The LIBOR Rate for any Loans shall be based upon the LIBOR Rate for the currency in which such Loans are requested. Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero basis points (0.00%), such rate shall be deemed to be zero basis points (0.00%) for purposes of this Agreement

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

LLC Interests shall have the meaning assigned to such term in Section 6.1.3 [Subsidiaries].

Loan Documents shall mean this Agreement, the Administrative Agent's Letter, the Guaranty Agreements, the Intercompany Subordination Agreement, the Notes, agreements related to Bank-Provided Hedges, the Letters of Credit, the Designated Borrower Agreements, the Designated Borrower Terminations and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean collectively the Borrowers (including the Designated Borrowers) and the Guarantors, each of which is referred to herein individually as a Loan Party.

Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].

Loans shall mean collectively all Revolving Credit Loans, Swing Loans and Incremental Term Loans, each of which is referred to herein individually as a Loan.

Material Adverse Change shall mean any set of circumstances or events which: (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document; (b) is or could reasonably be expected to be material and adverse to the business, operations, properties, assets, or financial condition of the Loan Parties taken as a whole; provided that a downgrade of the Debt Ratings or

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a Negative Pronouncement shall not in and of itself be deemed to be a Material Adverse Change; (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform their Indebtedness; or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Minimum Collateral Amount means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

Month, with respect to an Interest Period under the Eurocurrency Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Eurocurrency Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody's shall mean Moody's Investors Service, Inc. and its successors.

Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which any Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Negative Pronouncement shall mean a public announcement by either Standard & Poor's or Moody's with respect to a possible downgrade of, or negative outlook with respect to, the Debt Ratings.

Non-Consenting Bank shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

Non-Defaulting Bank shall mean, at any time, each Bank that is not a Defaulting Bank at such time.

Non-Extending Bank shall have the meaning assigned to such term in Section 2.14(b).

Notes shall mean collectively, and Note shall mean separately, the Revolving Credit Notes and the Swing Note.

Notice Date means as is specified in Section 2.14 [Expiration Date Extension].

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Obligation shall mean any obligation or liability of any of the Loan Parties to the Administrative Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Administrative Agent's Letter or any other Loan Document. Obligations shall include any Erroneous Payment Subrogation Rights and the liabilities to any Bank under any Bank-Provided Hedge (but shall not include the liabilities to other Persons under any other Hedge Agreement). Notwithstanding the foregoing provisions in this definition, Obligations shall not include Excluded Swap Obligations.

OFAC shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Optional Currency means any of the following lawful currencies: Canadian Dollars, Euro and any other currency approved by the Administrative Agent and all of the Banks pursuant to Section 2.12.5 [Requests for Additional Optional Currencies], in each case as long as there is a published Eurocurrency Rate or a Benchmark Replacement effected pursuant to Section 4.4 [Applicable Reference Rate Unascertainable, Etc.]. Subject to Section 2.12.4 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.

Optional Currency Loans shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

Optional Currency Sublimit shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

Order shall have the meaning assigned to such term in Section 2.9.9 [Liability for Acts and Omissions].

Other Connection Taxes mean, with respect to the Administrative Agent, any Bank, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction of the Official Body imposing such tax (other than any such connection (a) arising solely from (i) such recipient’s having executed, delivered or performed its obligations or received payment under any Loan Document or (ii) the enforcement of any Loan Document, and (b) with respect to which the applicable Bank has delivered to the Borrowers a certificate affirming the facts described in clause (a)).

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other

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Connection Taxes imposed with respect to an assignment (other than a transfer or assignment made pursuant to Section 5.6.3). Other Taxes do not include Excluded Taxes.

Overnight Bank Funding Rate shall mean, for any day, (a) with respect to any amount denominated in Dollars, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York ("NYFRB"), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero basis points (0.00%), then such rate shall be deemed to be zero basis points (0.00%), and (b) with respect to any amount denominated in an Optional Currency, as the case may be, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowing Agent.

Parent shall have the meaning assigned to that term in the Preamble hereof.

Participant shall have the meaning assigned to that term in Section 11.8.4 [Participations].

Participant Register shall have the meaning assigned to that term in Section 11.8.4 [Participations].

Participating Member State shall mean any member State of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Participation Advance shall mean, with respect to any Bank, such Bank's payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.9.3 [Disbursements; Reimbursement].

Participation Agreement shall mean that certain Participation Agreement, dated as of November 30, 2017, by and among AVDC, Inc., as construction agent and the lessee, the Guarantors (as defined therein) party thereto from time to time, Wachovia Service Corporation, as the lessor, the Lease Participants (as defined therein) party thereto from time to time and Wells Fargo Bank, National Association, as agent, as amended, modified, supplemented or restated from time to time.

Partnership Interests shall have the meaning given to such term in Section 6.1.3 [Subsidiaries].

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Payment Date shall mean the first day of each September, December, March and June after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment In Full and Paid in Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto), termination of the Commitments and expiration, termination or cash collateralization of all Letters of Credit.

Payment Recipient has the meaning assigned to it in Section 10.12(a).

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions shall have the meaning assigned to such term in Section 8.2.5(iv) [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Investments shall mean:

(i)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)    commercial paper maturing in one (1) year or less rated not lower than A-1, by Standard & Poor's, P-1 by Moody's or F-1 by Fitch on the date of acquisition;

(iii)    demand deposits, time deposits or certificates of deposit maturing within one year in any Bank or any other commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;

(iv)    money market mutual funds or cash management trusts rated the highest rating by Standard & Poor's, Moody's or Fitch (and not rated other than the highest rating by Standard & Poor's, Moody's or Fitch) or investing solely in investments described in clauses (i) through (iii) above;

(v)    fully collateralized repurchase agreements with a term of not more than one hundred eighty (180) days for securities described in clause (i) above and entered into with commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;

(vi)    short term tax-exempt securities rated not lower than BBB by Standard & Poor's, Baa2 by Moody's or an equivalent rating by Fitch with provisions for liquidity or maturity accommodations of two (2) years or less;

(vii)    investments in other readily marketable securities (excluding any equity or equity-linked securities other than auction rate preferred securities) which are rated P1 or P2 by Moody's, A1 or A2 by Standard & Poor's or F1 or F2 by Fitch (in lieu of a short term rating, a long term rating of not less than A2 by Moody's, A by Standard & Poor's or an equivalent

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rating by Fitch would qualify under this sub-clause (vii), provided that no such security position shall exceed five percent (5%) of the invested cash portfolio of the Loan Parties); and

(viii)    any investment existing on the date of this Agreement and described on Schedule 1.1(P)(1).

Permitted Liens shall mean:

(i)Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)Liens of contractors, mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)Liens on property (A) leased by or consigned to any Loan Party under Capital Leases, operating leases, leases giving rise to Synthetic Lease Obligations or consignment arrangements, in each case securing obligations of such Loan Party to the lessor (and, in the case of leases giving rise to Synthetic Leases Obligations, lenders to the lessor) or the consignor under such leases or consignment arrangements or (B) securing any AVDC Refinancing Indebtedness;

(vii)Any Lien existing on the date of this Agreement and described on Schedule 1.1(P)(2), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii)Purchase Money Security Interests to the extent that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests do not exceed at any one time outstanding Twenty Five Million and 00/100 Dollars ($25,000,000.00) (excluding for the purpose of this aggregate computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)(2));

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(ix)Liens on proceeds granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds to the extent the aggregate amount of the Indebtedness secured by such Liens do not exceed at any one time outstanding Ten Million and 00/100 Dollars ($10,000,000.00) (excluding for the purpose of this aggregate computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)(2));

(x)[reserved]; and

(xi)The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (C) if payments thereof are covered in full (subject to customary deductibles) by an insurance company of reputable standing which has acknowledged that the applicable policy applies to the following and is not reserving any right to contest applicability, and in any case they do not in the aggregate materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)Liens resulting from final judgments or orders described in Section 9.1.7 [Final Judgments or Orders].

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC shall mean PNC Bank, National Association, its successors and assigns.

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Potential Default shall mean any event or condition which with notice, passage of time or a determination reasonably made by the Administrative Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which (i) no statutory exception exists or (ii) neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of any Loan Party.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Purchase Money Security Interest shall mean Liens upon real or tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such real or tangible personal property.

Qualified Commercial Letter of Credit Bank shall mean PNC, any financial institution listed on Schedule 1.1(R) which issued a Rollover Letter of Credit under the Existing Credit Agreement, and any other Bank designated to issue Commercial Letters of Credit in a written notice by the Borrowing Agent accepted in writing by such other Bank to the Administrative Agent to which the Administrative Agent has not reasonably objected to a Bank's designation as such within five (5) Business Days of receipt of the Borrowing Agent 's written notice of such designation and which designation has not been revoked in a written notice by the Borrowing Agent to the Administrative Agent; provided, however, that the Borrowing Agent may not have more than four (4) Banks so designated at any one time and the Borrowing Agent may not revoke such designation of a Bank so long as such Bank has Commercial Letters of Credit outstanding.

Qualified Community Development Entity shall mean any corporation or partnership (or a limited liability company designated as a corporation or partnership for federal income tax purposes) organized under the laws of the United States of America or any state thereof that meets the requirements of Section 45(D)(c) of the Internal Revenue Code.

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Qualified ECP Loan Party shall mean, in respect of any Swap Obligation of a Loan Party, each Loan Party that has total assets exceeding Ten Million and 00/100 Dollars ($10,000,000.00) on the applicable Eligibility Date or such other Loan Party as constitutes an Eligible Contract Participant and can cause another Loan Party to qualify as an Eligible Contract Participant at such time by entering into a "letter of credit or keepwell, support, or other agreement" under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Qualified Hedge Agreement shall mean a Hedge Agreement with a financial institution reasonably acceptable to the Administrative Agent and which (i) is documented in a standard International Swaps and Derivatives Association Master Agreement or a similar agreement, (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, (iii) is entered into for hedging (rather than speculative) purposes, and (iv) does not require that any collateral be provided as security for such Agreement.

Ratable Share shall mean the proportion that a Bank's Commitment (excluding the Swing Loan Commitment) bears to the Revolving Credit Commitments (excluding the Swing Loan Commitment) of all of the Banks as adjusted pursuant to the provisions of Section 2.11 [Increase in Commitments], provided that in the case of Section 2.10 [Defaulting Banks] when a Defaulting Bank shall exist, "Ratable Share" shall mean the percentage of the aggregate Revolving Credit Commitments (disregarding any Defaulting Bank's Revolving Credit Commitment) represented by such Bank's Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Ratable Share shall be determined based upon the Revolving Credit Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic substance," "toxic waste," "hazardous waste," "special handling waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," "pesticide" or "regulated substance" or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws, including petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury, radon and radioactive materials.

Reimbursement Obligation shall have the meaning assigned to such term in Section 2.9.3 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

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Relevant Interbank Market means in relation to any currency other than Dollars, the applicable offshore interbank market.

Remedial Action shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in situ treatment, containment, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

Reorganization Plan has the meaning specified in Section 11.8.6.

Reportable Compliance Event shall mean that (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with an Official Body in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; or (b) any Covered Entity engages in a transaction that has caused or may cause the Banks or Administrative Agent to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Revolving Credit Facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan, a Multiemployer Plan or a Multiple Employer Plan.

Required Banks shall mean, at any time, Banks having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Banks. The Total Credit Exposure of any Defaulting Bank shall be disregarded in determining Required Banks at any time.

Required Revolving Credit Banks shall mean, at any time, Revolving Credit Banks having unused Revolving Credit Commitments and Revolving Credit Exposure representing more than fifty percent (50%) of the aggregate unused Revolving Credit Commitments and Revolving Credit Exposure of all Revolving Credit Banks. The unused Revolving Credit Commitment of, and Revolving Credit Exposure held or deemed held by, any Defaulting Bank shall be disregarded in determining Required Revolving Credit Banks at any time.
Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Resolution Authority means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Revolving Credit Banks shall mean, collectively, all of the Banks with a Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, all Banks having Revolving Credit Exposure.

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Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

Revolving Credit Exposure shall mean, as to any Revolving Credit Bank at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Bank’s participation in Letter of Credit Obligations and Swing Loans at such time.

Revolving Credit Loans shall mean collectively all Revolving Credit Loans made by the Banks to the Borrowers pursuant to Section 2.1 [ Revolving Credit Loans] or 2.9.3 [Disbursements; Reimbursement], each of which is referred to herein individually as a Revolving Credit Loan.

Revolving Credit Notes shall mean collectively all the Revolving Credit Notes of the Borrowers in the form of Exhibit 1.1(R)(1) evidencing the Revolving Credit Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part, each of which is referred to herein individually as a Revolving Credit Note.

Revolving Facility Usage shall mean at any time the sum of the Dollar Equivalent amount of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

Rollover Letters of Credit shall mean all letters of credit set forth on Schedule 1.1(R) which were issued by the financial institution listed on Schedule 1.1(R) under the Existing Credit Agreement prior to the date hereof upon the application of a Loan Party and are outstanding on the Closing Date.

Same Day Funds means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Optional Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Optional Currency.

Sanctioned Jurisdiction shall mean any country, territory, or region that is the subject of sanctions administered by OFAC, the Canadian government, or any other applicable governmental authority.

Sanctioned Person shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State ("State"), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union ("E.U. "), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person

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that is the subject of sanctions maintained by the United Kingdom ("U.K."), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to this Agreement.

SEC shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

Settlement Date shall mean any Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

Shares shall have the meaning assigned to that term in Section 6.1.2 [Capitalization and Ownership].

Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in such Person's industry. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor's shall mean Standard & Poor's Global Ratings Services, a part of S&P Global Inc., and its successors.

Standby Letter of Credit shall mean a Letter of Credit (including a direct pay letter of credit) issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties, but excluding any Letter of Credit (a) under which the stated amount of such Letter of Credit increases automatically over time or (b) that is a Commercial Letter of Credit.

Standby Letter of Credit Fee shall have the meaning assigned to that term in Section 2.9.2 [Letter of Credit Fees].

Statutory Reserve Rate shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System of the United States (or any successor) (the “Board of Governors”) to which the Administrative Agent is subject for eurocurrency funding (currently referred to as

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“Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which fifty percent (50%) or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which fifty percent (50%) or more of the partnership interests are at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (iii) any limited liability company of which such Person is a member or of which fifty percent (50%) or more of the limited liability company interests are at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

Subsidiary Shares shall have the meaning assigned to that term in Section 6.1.3.

Sustainability Coordinator has the meaning specified in Article 3 [ESG Provisions].

Sustainability Linked Loan Principles means the “Sustainability Linked Loan Principles” published in July 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, together with such updates thereto as may be reasonably acceptable to the Administrative Agent, Sustainability Coordinator and Borrowers.

Swap Obligation shall mean, with respect to any Borrower or Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act, and the regulations thereunder.

Swing Loan Commitment shall mean the Swing Loan Bank's commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to Fifty Million and 00/100 Dollars ($50,000,000).

Swing Loan Bank shall mean PNC, in its capacity as the lender of Swing Loans.

Swing Loan Request shall have the meaning assigned to that term in Section 2.5.2 [Swing Loan Requests].

Swing Loans shall mean collectively all Swing Loans or any Swing Loan made by the Swing Loan Bank to the Borrowers pursuant to 2.1.2 [Swing Loans], each of which is referred to herein individually as a Swing Loan.

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Swing Note shall mean the Swing Note of the Borrowers in the form of Exhibit 1.1(S) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Syndication Agents shall have the meaning assigned to that term in the Preamble hereof.

Synthetic Lease Documents shall have the meaning assigned to that term in Section 8.2.17 [Negative Pledges].

Synthetic Lease Obligation means the monetary obligation of any Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Tax Compliance Certificate shall have the meaning assigned to that term in Section 5.9.5(iii).

Taxes or taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto, each of which is referred to herein individually as a Tax or tax.

Test Date shall mean, if at the time the rating of either Standard & Poor's or Moody's with respect to the Parent's consolidated Indebtedness under this Agreement shall be less than BBB- or Baa3 and the rating of the other such rating agency with respect to BLS' Indebtedness under this Agreement shall not be at least BBB- or Baa3, or if there shall not be a rating in effect from such other rating agency of BLS' Indebtedness under this Agreement, each date of the making of any Loan or the issuance of any Letter of Credit hereunder.

Total Credit Exposure shall mean, as to any Bank at any time, the unused Commitments, Revolving Credit Exposure and outstanding Incremental Term Loans of such Bank at such time.

Trade Date has the meaning specified in Section 11.8.6.

UCP shall have the meaning assigned to that term in Section 11.11.1 [Governing Law].

UK Financial Institution means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

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USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

Write-down and Conversion Powers shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Construction.
Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1.Number; Inclusion.
references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

1.2.2.Determination.
references to "determination" of or by the Administrative Agent or the Banks shall be deemed to include good-faith estimates by the Administrative Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Administrative Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3.Administrative Agent's Discretion and Consent.
whenever the Administrative Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4.Documents Taken as a Whole.
the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document

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as a whole and, unless otherwise specified herein, not to any particular provision of this Agreement or such other Loan Document;

1.2.5.Headings.
the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6.Implied References to this Agreement.
article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7.Persons.
reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8.Modifications to Documents.
reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9.From, To and Through.
relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including";

1.2.10.Shall; Will.
references to "shall" and "will" are intended to have the same meaning; and

1.2.11.Time.
unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

1.2.12.Currency Calculations.
unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement, shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other

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currencies shall be converted to the Dollar Equivalent thereof on the date of calculation, comparison, measurement or determination. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies and other non-Dollar currencies shall be converted to Dollars in accordance with GAAP.

1.3Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 6.1.9(i) [Historical Statements]. Notwithstanding the foregoing, if the Parent notifies the Administrative Agent in writing that the Parent wishes to amend any financial covenant in Section 8.2 [Negative Covenants] of this Agreement and/or any related definition to include the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or definitions, then the Administrative Agent, the Required Banks and the Parent shall negotiate in good faith to amend such ratios or requirements to (a) preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks) and (b) insure that the operation of the financial covenants, representations and warranties, and the Events of Default applicable under the Loan Documents are not more restrictive as a result of the effect of any such change in GAAP; provided that, until so amended, the operation of the financial covenants, representations and warranties, and the Events of Default under the Loan Documents shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Parent and the Required Banks, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding the foregoing or anything in this Agreement to the contrary, (x) whenever in this Agreement it is necessary to determine whether a lease is a Capital Lease or an operating lease, such determination shall be made on the basis of GAAP as in effect for the period during which financial statements were prepared and (y) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of FASB ASC-840 and FASB ASC-842 shall be disregarded.

2.REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1Revolving Credit Commitments; Optional Currency Loans.

2.1.1.Revolving Credit Loans; Optional Currency Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional

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Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Bank shall not exceed such Bank's Revolving Credit Commitment minus such Bank's Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency, (iv) the aggregate Dollar Equivalent principal amount of Revolving Credit Loans made in an Optional Currency (each an "Optional Currency Loan") plus the aggregate Dollar Equivalent amount of all Letter of Credit Obligations denominated in an Optional Currency shall not exceed Two Hundred Million and 00/100 Dollars ($200,000,000.00) (the "Optional Currency Sublimit"); and (v) the aggregate Dollar Equivalent amount of Revolving Credit Loans made to the Foreign Designated Borrowers shall not exceed the Foreign Designated Borrower Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2.Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, the Swing Loan Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the "Swing Loans") to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Banks. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2Nature of Banks' Obligations with Respect to Revolving Credit Loans. Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent amount of each Bank's Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3Commitment Fees. Accruing from the date hereof until the Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrowers agree to pay to the Administrative Agent for the account of each Bank according to its Ratable Share, a nonrefundable commitment fee (the "Commitment Fee") equal to the Applicable Commitment Fee Percentage (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Bank in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC

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shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Banks other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Bank's Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Bank during the period prior to the time such Bank became a Defaulting Bank and unpaid at such time shall not be payable by the Borrowers so long as such Bank shall be a Defaulting Bank except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Bank so long as such Bank shall be a Defaulting Bank. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date in Dollars.

2.4Termination or Reduction of Revolving Credit Commitments. The Borrowers may, upon at least five (5) Business Days' notice to the Administrative Agent, terminate at any time, or permanently reduce from time to time by an aggregate amount of at least Ten Million and 00/100 Dollars ($10,000,000.00) or any larger multiple of One Million and 00/100 Dollars ($1,000,000.00), the Revolving Credit Commitments. Each such permanent reduction shall permanently reduce the Banks' Revolving Credit Commitments ratably in proportion to their respective Ratable Share of the Revolving Credit Commitments. If the Revolving Credit Commitments are terminated in their entirety, all accrued fees shall be payable on the effective date of such termination. The Administrative Agent shall, promptly after receipt by it of a notice pursuant to this Section 2.4, notify the Banks of its receipt of such notice and the nature of the same.

2.5Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1.Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowing Agent may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 12:00p.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Eurocurrency Rate Option applies or the conversion to or the renewal of the Eurocurrency Rate Option for any Loans in Dollars; (ii) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans or the date of renewal of the Eurocurrency Rate Option for any Optional Currency Loan, and (iii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in the form of such exhibit (each, a "Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (A) the name of the applicable Borrower, (B) the proposed Borrowing Date, (C) the aggregate amount of the proposed Loans comprising each applicable Borrowing Tranche, which amount shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) (or the Dollar Equivalent thereof) and not less

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than Five Million and 00/100 Dollars ($5,000,000.00) (or the Dollar Equivalent thereof) for each Borrowing Tranche under the Eurocurrency Rate Option, and in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than the lesser of One Million and 00/100 Dollars ($1,000,000.00), or the maximum amount available for each Borrowing Tranche under the Base Rate Option, (D) if there are multiple Borrowers requesting Loans, the amount of such requested Loan(s) being made by a Foreign Designated Borrower, (E) whether the Eurocurrency Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche, (F) the currency in which such Revolving Credit Loans shall be funded if the applicable Borrower elects the Eurocurrency Rate Option, and (G) in the case of a Borrowing Tranche to which the Eurocurrency Rate Option applies, the Interest Period for the Loans comprising such Borrowing Tranche.

2.5.2.Swing Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Swing Loan Bank to make Swing Loans by delivery to the Swing Loan Bank not later than 2:00p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or e-mail (each, a "Swing Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

2.6Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.6.1.Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Banks of its receipt of such Loan Request specifying the information provided by the Borrowers, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Banks of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Banks' Obligations with Respect to Revolving Credit Loans]. Each Bank shall remit the principal amount of each Revolving Credit Loan in Dollars or the requested Optional Currency to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 7.2 [Each Additional Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in U.S. Dollars or the requested Optional Currency (as applicable) and in Same Day Funds at the Principal Office prior to 4:00p.m., on the applicable Borrowing Date; provided that if any Bank fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Bank on such Borrowing Date, the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].

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2.6.2.Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Bank prior to the proposed time of any Loan that such Bank will not make available to the Administrative Agent such Bank's share of such Loan, the Administrative Agent may assume that such Bank has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Bank and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount in the appropriate currency is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Bank, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option, or in the case of Optional Currencies, in accordance with such market practice, in each case, as applicable. If such Bank pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Bank's Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Bank that shall have failed to make such payment to the Administrative Agent.
2.6.3.Making Swing Loans. So long as the Swing Loan Bank elects to make Swing Loans, the Swing Loan Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, [Swing Loan Requests] fund such Swing Loan to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. on the Borrowing Date.
2.6.4.Repayment of Revolving Credit Loans. The Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.
2.6.5.Borrowings to Repay Swing Loans. The Swing Loan Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Bank shall make a Revolving Credit Loan in an amount equal to such Bank's Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if the Swing Loan Bank so requests, accrued interest thereon, provided that no Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. The Swing Loan Bank shall provide notice to the Banks (which may be telephonic or written notice by letter, facsimile or email) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Banks, and the Banks shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time the Swing Loan Bank so requests, which shall not be earlier than 2:00 p.m. on the Business Day next after the date the Banks receive such notice from the Swing Loan Bank.
2.6.6.Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without

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the requirement for a specific request from the Borrowers pursuant to Section 2.5.2 [Swing Loan Requests], the Swing Loan Bank may make Swing Loans to the Borrowers in accordance with the provisions of the agreements between the Borrowers and such Swing Loan Bank relating to the Borrowers’ deposit, sweep and other accounts at such Swing Loan Bank and related arrangements and agreements regarding the management and investment of the Borrowers’ cash assets as in effect from time to time (the "Cash Management Agreements") to the extent of the daily aggregate net negative balance in the Borrowers’ accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Bank has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Revolving Credit Banks, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Bank's obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.

2.7Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note and a Swing Note, dated the Closing Date payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Bank.

2.8Use of Proceeds. The credit facility shall be used (i) to refinance the Existing Credit Agreement, (ii) to provide working capital to the Borrowers, and (iii) for general corporate purposes of the Borrowers, including transaction costs and expenses, letters of credit, capital expenditures of the Loan Parties, purchases of the Parent's common shares and Permitted Acquisitions.

2.9Letter of Credit Subfacility.

2.9.1.Issuance of Letters of Credit. The Borrowing Agent may at any time prior to the Expiration Date request the issuance of a Standby Letter of Credit or a Commercial Letter of Credit denominated in Dollars (each a "Letter of Credit") for its own account or the account of another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the applicable Issuing Bank (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Bank may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Bank, in advance of the proposed date of issuance. Any Borrower or any Loan Party shall authorize and direct the Issuing Bank to name the Borrower or any Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Bank shall confirm

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with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.

As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

2.9.1.1 Unless the applicable Issuing Bank has received notice from any Bank, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.9, the Issuing Bank or any of the Issuing Bank's Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall ((A) provide for the payment of sight drafts, other written demands for payment or acceptances of time drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, (B) have a maximum maturity of twelve (12) months from the date of issuance, provided that in no event shall any Letter of Credit expire later than five (5) Business Days prior to the Expiration Date, and (C) with respect to each Letter of Credit that is a Commercial Letter of Credit, provide that all time drafts drawn thereunder have a maximum maturity date that is not later than five (5) Business Days prior to the Expiration Date and providing that in no event shall (i) the amount of Letters of Credit Obligations exceed, at any one time, Seventy-Five Million and 00/100 Dollars ($75,000,000.00) (the "Letter of Credit Sublimit"), or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each of the Rollover Letters of Credit which is a Standby Letter of Credit shall be deemed to have been issued hereunder on the Closing Date by the Administrative Agent. Each of the Rollover Letters of Credit shall be deemed to be a Letter of Credit for all purposes of this Agreement. Each of the Rollover Letters of Credit which is a Commercial Letter of Credit shall be deemed to have been issued hereunder on the Closing Date by the issuing bank identified on Schedule 1.1(R) as the Issuing Bank. In the event of any conflict between the terms of this Agreement and the terms of the Issuing Bank's application and agreement for Letters of Credit, the terms of this Agreement shall control (provided that the terms of the Issuing Bank's application and agreement for Letters of Credit which are in addition to those contained herein and which do not expressly conflict with the terms contained herein shall not be deemed to be in conflict with this Agreement).

2.9.1.2Notwithstanding Section 2.9.1.1, an Issuing Bank shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date

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and which the Issuing Bank in good faith deems material to it or (B) any Bank is at that time a Defaulting Bank, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with any Borrower or such Bank to eliminate the Issuer Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.10(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure]) with respect to the Defaulting Bank arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Issuer Bank Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

2.9.2.Letter of Credit Fees. The Borrowers shall pay in Dollars (i) to the Administrative Agent for the ratable account of the Banks a fee with respect to Commercial Letters of Credit (the "Commercial Letter of Credit Fee") equal to the Applicable Commercial Letter of Credit Fee Percentage (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), and (ii) to the Administrative Agent for the ratable account of the Banks a fee with respect to Standby Letters of Credit (the "Standby Letter of Credit Fee") equal to the Applicable Standby Letter of Credit Fee Percentage (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), which fees shall be computed on the daily average amount of such Letters of Credit Obligations and shall be payable quarterly in arrears (each such quarterly payment shall be equal to the product of (x) a fraction, the numerator of which is the number of days elapsed since the date the immediately preceding payment of the applicable Letter of Credit Fee was due, and the denominator of which is three hundred sixty (360) days and (y) the Applicable Commercial Letter of Credit Fee Percentage or the Applicable Standby Letter of Credit Fee Percentage, as the case may be, for the daily average amount of such Letters of Credit Obligations, as the case may be) commencing with the first day of each September, December, March and June following the issuance of each Letter of Credit and on the Expiration Date. The Borrowers shall also pay to the Issuing Bank in Dollars for its sole account (i) a fronting fee as determined by the Issuing Bank and the Borrowers, and (ii) the Issuing Bank's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), handling, and administration of Letters of Credit.

2.9.3.Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.1In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Borrowing Agent and the Administrative Agent thereof. Provided that it shall have received such notice by 10:00 a.m. (any notice received after 10:00 a.m. on a particular day shall be deemed to have been received by 10:00 a.m. on the next Business Day), the Borrowers shall reimburse (such obligation to reimburse the Issuing Bank shall sometimes be referred to as a "Reimbursement Obligation") the Issuing Bank prior to 12:00p.m. on each date that an amount is paid by the Issuing Bank under any Letter of Credit (each such date, a "Drawing Date") by paying to the Administrative Agent for the account of the Issuing Bank an amount equal to the amount so paid by the Issuing

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Bank. In the event the Borrowers fail to reimburse the Issuing Bank (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00p.m. on the Drawing Date, the Administrative Agent will promptly notify each Bank thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Banks under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Bank pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.2Each Bank shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Bank an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Banks shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrowers in that amount. If any Bank so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Bank's Ratable Share of such amount by no later than 3:00 p.m. on the Drawing Date, then interest shall accrue on such Bank's obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment (i) at a rate per annum equal to the Overnight Bank Funding Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The failure of any Bank to make available to the Administrative Agent for the account of the Issuing Bank its Ratable Share of the Dollar Equivalent amount of the drawing shall not relieve any other Bank of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank its Ratable Share of the Dollar Equivalent amount of the drawing; provided that no Bank shall be responsible for the failure of any other Bank to make available to the Administrative Agent its Ratable Share of the Dollar Equivalent amount of the drawing. The Administrative Agent and the Issuing Bank will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligation under this Section 2.9.3.2.

2.9.3.3With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.9.3.1, because of the Borrowers’ failure to satisfy the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Bank a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Bank's payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a "Participation Advance") from such Bank in satisfaction of its participation obligation under this Section 2.9.3.

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2.9.4.Repayment of Participation Advances.

2.9.4.1Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Bank under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Bank will pay to each Bank, in the same funds as those received by the Administrative Agent, the amount of such Bank's Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Bank the amount of the Ratable Share of such funds of any Bank that did not make a Participation Advance in respect of such payment by the Issuing Bank.

2.9.4.2If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Bank pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Bank the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent, at a rate per annum equal to the Overnight Bank Funding Rate in effect from time to time.

2.9.5.Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Bank's application and agreement for letters of credit and the Issuing Bank's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6.Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7.Nature of Participation and Reimbursement Obligations. Each Bank's obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

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(i)any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Bank or any of its Affiliates, any Bank or any other Person for any reason whatsoever;

(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Additional Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Banks to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(iii)any lack of validity or enforceability of any Letter of Credit;

(iv)any claim of breach of warranty that might be made by any Loan Party or any Bank against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Loan Party or any Bank may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Bank or its Affiliates or any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Bank or any of its Affiliates has been notified thereof;

(vi)payment by the Issuing Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by the Issuing Bank or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Bank has

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received written notice from such Loan Party of such failure within six (6) Business Days after the Issuing Bank shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)any breach of this Agreement or any other Loan Document by any party thereto;

(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)any adverse change in the relevant exchange rates or in the availability of the relevant Optional Currency to the Borrowers or any Subsidiary or in the relevant currency markets generally.

2.9.8.Indemnity. Each Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Bank or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Bank as determined by a final judgment of a court of competent jurisdiction, or (B) the wrongful dishonor by the Issuing Bank or any of the Issuing Bank's Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.

2.9.9.Liability for Acts and Omissions. As between any Loan Party and the Issuing Bank, or the Issuing Bank's Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Bank or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits

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thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, e-mail, cable, facsimile or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank's or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Bank from liability for the Issuing Bank's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Bank or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including, without limitation, attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, including the Issuing Bank not being relieved of liability for gross negligence or willful misconduct, the Issuing Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Bank or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Bank or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken

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or omitted in good faith, shall not put the Issuing Bank or its Affiliates under any resulting liability to the Borrowers or any Bank.

2.9.10.Issuing Bank Reporting Requirements. Each Issuing Bank shall, on the first Business Day of each month, provide to Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.10Defaulting Banks.

(a)Defaulting Bank Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as such Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(i)Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Banks.

(ii)Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article 9 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to Section 9.2.3 [Setoff] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Issuing Bank or Swing Loan Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Bank in accordance with Section 5.14 [Cash Collateral]; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14 [Cash Collateral]; sixth, to the payment of any amounts owing to the Banks, the Issuing Bank or Swing Loan Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the Issuing Bank or Swing Loan Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Bank as a result of such Defaulting Bank's breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of

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competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Banks pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.10(a)(iv) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post Cash Collateral pursuant to this Section 2.10(a)(ii) [Defaulting Bank Waterfall] shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto

(iii)Certain Fees.

i.No Defaulting Bank shall be entitled to receive any Commitment Fee for any period during which that Bank is a Defaulting Bank (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Bank).

ii.Each Defaulting Bank shall be entitled to receive Letter of Credit Fees for any period during which that Bank is a Defaulting Bank only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14 [Cash Collateral].

iii.With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Bank pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Bank that portion of any such fee otherwise payable to such Defaulting Bank with respect to such Defaulting Bank’s participation in Letter of Credit Obligations or Swing Loans that has been reallocated to such Non-Defaulting Bank pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swing Loan Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Bank to the extent allocable to such Issuing Bank’s or Swing Loan Bank’s Fronting Exposure to such Defaulting Bank, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Bank’s participation in Letter of Credit Obligations and Swing Loans shall be reallocated among the Non-Defaulting Banks in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Bank’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Bank to exceed such Non-Defaulting Bank’s Revolving Credit Commitment. Subject to Section 11.16 [Acknowledgement and

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Consent to Bail-In of Affected Financial Institutions], no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under Law, (x) first, prepay Swing Loans in an amount equal to the Swing Loan Bank’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures specified in Section 5.14 [Cash Collateral].

(b)Defaulting Bank Cure. If the Borrowing Agent, the Administrative Agent and each Swing Loan Bank and Issuing Bank agree in writing that a Bank is no longer a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Banks in accordance with the Commitments under the Revolving Credit Facility (without giving effect to Section 2.10(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure], whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

(c)New Swing Loans/Letters of Credit. So long as any Bank is a Defaulting Bank, (i) the Swing Loan Bank shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.11Incremental Loans.

(a)    The Borrowing Agent may, by notice to the Administrative Agent (who shall promptly notify the applicable Banks of such request), request the establishment of:

(i)    one or more incremental term loan commitments (any such incremental term loan commitment, an "Incremental Term Loan Commitment") to make one or more term loans, including a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of the existing tranche of Incremental Term Loans (any such additional term loan, an "Incremental Term Loan"); or

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(ii)    one or more increases in the Revolving Credit Commitments (any such increase, an "Incremental Revolving Credit Commitment" and, together with the Incremental Term Loan Commitments, the "Incremental Loan Commitments") to make revolving credit loans under the Revolving Credit Facility (any such increase, an "Incremental Revolving Credit Increase" and, together with the Incremental Term Loans, the "Incremental Loans"); provided that the total aggregate initial principal amount (as of the date of incurrence thereof) of such requested Incremental Loan Commitments and Incremental Loans shall not exceed Three Hundred Million and 00/100 Dollars ($300,000,000).

(iii) Each such notice shall specify the date (each, an "Increased Amount Date") on which the Borrowers propose that any Incremental Loan Commitment shall be effective, which shall be a date not less than [ten (10) Business Days] after the date on which such notice is delivered to Administrative Agent (or such earlier date as may be approved by the Administrative Agent).

(iv) The Borrowers may invite any Bank, any Affiliate of any Bank and/or any Approved Fund, and/or any other Person, to provide an Incremental Loan Commitment, subject to the consent of the Administrative Agent and the Issuing Bank and Swing Loan Bank, in each case, such consent not to be unreasonably withheld, to the extent such consent would be required for an assignment by such Person (any such Person, an "Incremental Bank"), and subject to the requirements of Section 11.8.2 [Assignments by Banks].

(v) Any proposed Incremental Bank offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment or any portion thereof.

(vi) Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that, each of the following conditions has been satisfied or waived as of such Increased Amount Date:

(A)There shall exist no Event of Default or Potential Default immediately prior to or after giving effect to any Incremental Loan Commitment and the making of any Incremental Loans pursuant thereto;

(B)    The amount of Incremental Loan requested pursuant to this Section 2.11 shall be at least Twenty Five Million and 00/100 Dollars ($25,000,000.00);

(C)    each of the representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents shall be true in all material respects on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof;

(D)    the proceeds of any Incremental Loans shall be used for any purpose not prohibited under this Agreement;

(E)    each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrowers;

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(F)    in the case of each Incremental Term Loan (the terms of which shall be set forth in a lender joinder agreement in form and substance satisfactory to the Administrative Agent (each, a "Lender Joinder Agreement"): (x) such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Incremental Banks making such Incremental Term Loan and the Borrowers, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Revolving Credit Loan; and (y) the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Incremental Banks and the Borrowers on the applicable Increased Amount Date;

(G)    in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth in the relevant Lender Joinder Agreement): (x) such Incremental Revolving Credit Increase shall mature on the Expiration Date, shall bear interest and be entitled to fees (other than upfront fees), in each case at the rate applicable to the Revolving Credit Loans, and shall be subject to the same terms and conditions as the Revolving Credit Loans; (y) the outstanding Revolving Credit Loans and Ratable Shares of Swing Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Banks (including the Incremental Banks providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares (and the Revolving Credit Banks (including the Incremental Banks providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 5.10 [Indemnity] in connection with such reallocation as if such reallocation were a repayment); and (z) except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 2.11, be identical to the terms and conditions applicable to the Revolving Credit Loan;

(H)    any Incremental Term Loans and any Incremental Revolving Credit Commitment shall otherwise be on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and the Borrowers;

(I)    such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrowers, the Administrative Agent and the applicable Incremental Banks (which Lender Joinder Agreement may, without the consent of any other Banks, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.11);

(J)    the Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loan and/or Incremental Loan Commitment), as may be reasonably requested by Administrative Agent in connection with any such transaction;

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(K)    the Administrative Agent shall have received, prior to the consummation of such Incremental Loan and/or Incremental Loan Commitment, such “onboarding” and tax and administrative forms that are customarily provided for new lenders in syndicated facilities; and

(L)    solely with respect to any Incremental Revolving Credit Commitment or Incremental Revolving Credit Increase, the Swing Loan Bank and Issuing Banks shall have consent rights (not to be unreasonably withheld) with respect to such Incremental Bank, if such consent would be required for an assignment of Revolving Credit Loans or Revolving Credit Commitments, as applicable, to such Incremental Bank.

(b) The Incremental Term Loans shall be deemed to be term loans; provided that any such Incremental Term Loan that is not added to the outstanding principal balance of a pre-existing Incremental Term Loan shall be designated as a separate Borrowing Tranche of Incremental Term Loans for all purposes of this Agreement.

(c)    The Incremental Banks shall be included in any determination of the Required Banks or Required Revolving Credit Banks, as applicable, and, unless otherwise agreed, the Incremental Banks will not constitute a separate voting class for any purposes under this Agreement.

(d) On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Bank with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrowers in an amount equal to its Incremental Term Loan Commitment and shall become an Incremental Term Loan Bank hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(e)    On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Bank with an Incremental Revolving Credit Commitment shall become a Revolving Credit Bank hereunder with respect to such Incremental Revolving Credit Commitment.

2.12Utilization of Commitments in Optional Currencies.

2.12.1.Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the proposed Revolving Credit Loans that are Optional Currency Loans as of the requested Borrowing Date and (ii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) and (ii) is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the applicable Borrower, each Loan shall be repaid or prepaid in the same currency in which the Loan was made. Notwithstanding the foregoing or anything contained herein to the contrary, if it is impossible or illegal for any Borrower to effect payment of a Loan in the currency in which such Loan was made, or if the applicable Borrower defaults in its obligation to do so, the Required Banks may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of the Administrative Agent, (ii) in the Dollar Equivalent amount of such payment,

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or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Required Banks may solely at their option designate. Upon any events described in (i) through (iii) of the preceding sentence, the applicable Borrower shall make such payment and such Borrower agrees to hold each Bank harmless from and against any loss incurred by such Bank arising from the cost to such Bank of any premium, any costs of exchange, the cost of hedging and covering the currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the currency that was due and owing.

2.12.2.Notices from Banks That Optional Currencies Are Unavailable to Fund New Loans. The Banks shall be under no obligation to make the Revolving Credit Loans requested by the Borrowing Agent which are denominated in an Optional Currency other than Canadian Dollars or Euros if any Bank notifies the Administrative Agent by 5:00 p.m. four (4) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Bank cannot provide its Ratable Share of such Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Administrative Agent will notify the Borrowing Agent no later than 12:00 noon three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Optional Currency is not then available for such Revolving Credit Loans, and the Administrative Agent shall promptly thereafter notify the Banks of the same and the Banks shall not make such Revolving Credit Loans requested by the Borrowers under their Revolving Credit Loan Request.

2.12.3.Notices From Banks That Optional Currencies Are Unavailable to Fund Renewals of the Eurocurrency Rate Option. If a Borrowing Agent delivers a Loan Request requesting that the Banks renew the Eurocurrency Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency other than Canadian Dollars or Euros, the Banks shall be under no obligation to renew such Eurocurrency Rate Option if any Bank delivers to the Administrative Agent a notice by 5:00 p.m. four (4) Business Days prior to the effective date of such renewal that such Bank cannot continue to provide Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Administrative Agent will notify the Borrowing Agent no later than 12:00 noon three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Banks of the same. If the Administrative Agent shall have so notified the Borrowing Agent that any such continuation of such Revolving Credit Loans in such Optional Currency is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Loans shall be redenominated into Loans in Dollars at the Base Rate Option or Eurocurrency Rate Option, at the Borrowers’ option (subject, in the case of the Eurocurrency Rate Option, to compliance with Section 2.6 [Making Revolving Credit Loans, Etc.] and Section 4.1 [Interest Rate Options]), with effect from the last day of the Interest Period with respect to any such Loans. The Administrative Agent will promptly notify the Borrowing Agent and the Banks of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Revolving Credit Loans in such Optional Currency as of the applicable Computation Date with respect thereto and such Bank’s Ratable Share thereof.

2.12.4.European Monetary Union.

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(A)Payments In Euros Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Banks shall so request in a notice delivered to the Borrowing Agent, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.

(B)Additional Compensation Under Certain Circumstances. Each Borrower agrees, at the request of any Bank, to compensate such Bank for any loss, cost, expense or reduction in return that such Bank shall reasonably determine shall be incurred or sustained by such Bank as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein; provided that the Borrowers shall not be required to compensate a Bank pursuant to this Section for any loss, cost or expense or reductions suffered more than one hundred twenty (120) days prior to the date that such Bank notifies the Borrowers thereof and of such Bank’s intention to claim compensation therefor. A certificate of any Bank setting forth such Bank’s determination of the amount or amounts necessary to compensate such Bank shall be delivered to the Borrowing Agent and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrowers shall pay such Bank the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

2.12.5.Requests for Additional Optional Currencies.

The Borrowing Agent may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided (A) such written request must be delivered to the Administrative Agent not later than four (4) Business Days prior to the date on which the Borrowers intend to request a Revolving Credit Loan denominated in the new currency, and (B) that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Banks in the Relevant Interbank Market. The Administrative Agent will promptly notify the Banks of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrowing Agent of the acceptance or rejection by the Administrative Agent and each of the Banks of the Borrowers’ request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Banks approve of the Borrowers’ request.

2.13Designated Borrowers.

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So long as no Event of Default or Potential Default has occurred and is continuing, and subject to the satisfaction of the terms and conditions set forth in this Section 2.13 and in Section 7.3 [Conditions to Designation of Designated Borrowers], the Borrowing Agent may at any time and from time to time, upon not less than fifteen (15) Business Days’ notice from the Borrowing Agent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any wholly-owned Subsidiary as a Designated Borrower to receive Loans hereunder by delivery to the Administrative Agent of a Designated Borrower Agreement, executed by such Subsidiary and the Borrowing Agent.

No Foreign Subsidiary may be a Designated Borrower (i) without the consent of the Administrative Agent and each of the Banks (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that a Bank shall be deemed to have acted reasonably in withholding its consent if (A) it is unlawful (or such Bank cannot or has not been able to determine that it is lawful) for such Bank to make Loans and other extensions of credit under this Agreement to such Subsidiary, (B) the making of the Loans or other extensions of credit under this Agreement to such Subsidiary would subject such Bank to adverse tax consequences for which it is not reimbursed hereunder, (C) such Bank would be required to, or has determined that it would be prudent to, register or file in the jurisdiction of formation, organization or location of such Subsidiary in order to make Loans or other extensions of credit under this Agreement to such Subsidiary, and such Bank does not wish to do so or (D) such Bank is restricted by operational or administrative procedures or other applicable internal policies from making Loans or other extensions of credit under this Agreement to Persons formed, organized or located in the jurisdiction in which such Subsidiary is formed, organized or located; provided that, if any Bank withholds consent, the Borrowers shall have the right to replace such Bank under Section 5.6.2, and (ii) satisfaction of the conditions set forth in Section 7.3 hereof.

Upon such execution, delivery and consent, such Subsidiary shall for all purposes be a party hereto as a Designated Borrower as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on any Loans made to any Designated Borrower under this Agreement shall have been repaid or paid in full, all Letters of Credit issued for the account of such Designated Borrower have expired or been returned and terminated and all other Obligations (other than contingent indemnity obligations) of such Designated Borrower under this Agreement shall have been fully performed, the Borrowing Agent may, by not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Banks thereof), terminate such Subsidiary Borrower’s status as a “Designated Borrower” or “Borrower” by delivering a Designated Borrower Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Designated Borrower and a party to this Agreement and shall be released from any future liability (other than contingent indemnity obligations) as a “Designated Borrower” or “Borrower” hereunder or under the other Loan Documents.

2.14Expiration Date Extensions.

(a)Requests for Extension. At any time following the first anniversary of the Closing Date, but no more than two (2) times prior to the Expiration Date hereof, the Borrowing Agent may, by notice to the Administrative Agent (who shall promptly notify the applicable Banks of such request and of the Notice Date), request that (i) each Bank to the Revolving Credit Facility extend the Expiration Date then applicable to such Bank (the "Existing Expiration Date") to the

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date that is one (1) year beyond the Existing Expiration Date, and/or (ii) to the extent an Incremental Term Loan is extended by the Incremental Banks pursuant to Section 2.11 [Increase in Commitments], each such Incremental Bank extend the Incremental Term Loan maturity date then in effect hereunder (the "Existing Term Loan Maturity Date") to the date that is one (1) year beyond the Existing Term Loan Maturity Date.

(b)Bank Elections to Extend. Each applicable Bank, acting in its sole and individual discretion, shall, by written notice to the Administrative Agent given by a date specified by the Administrative Agent (which such date shall not be earlier than the date that is 10 Business Days after notice is provided to the applicable Banks (the "Notice Date"), advise the Administrative Agent whether or not such Bank agrees to such extension (and each Bank that determines not to so extend its Existing Expiration Date or its Existing Term Loan Maturity Date (a "Non-Extending Bank") shall notify the Administrative Agent in writing of such fact promptly after such determination (but in any event no later than the Notice Date) and any Bank that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Bank. The election of any Bank to agree to such extension shall not obligate any other Bank to so agree.

(c)Notification by Administrative Agent. The Administrative Agent shall notify the Borrowing Agent in writing of each Bank’s determination under this Section promptly, but in no event later than two (2) Business Days after the Notice Date. Upon receipt of the responses of the applicable Banks, the Administrative Agent and the Borrowers shall determine the date upon which the relevant extension, if applicable, shall be effective (the "Extension Effective Date"), which such date shall not (unless agreed by the relevant Banks and the Administrative Agent) be earlier than 10 Business Days after the Notice Date.

(d)Additional Commitment Banks. The Borrowers shall have the right on or before the Existing Expiration Date or Existing Term Loan Maturity Date to replace each Non-Extending Bank with, and add as “Banks” under this Agreement in place thereof, one or more eligible Assignees as determined under Section 11.8 (each, an "Additional Commitment Bank") with the approval of the Administrative Agent (and, with respect to prospective Additional Commitment Banks under the Revolving Credit Facility, the Swing Loan Bank and the Issuing Bank), each of which approvals shall not be unreasonably withheld. Each Additional Commitment Bank shall have entered into an agreement in form and substance satisfactory to the Borrowers and the Administrative Agent pursuant to which such Additional Commitment Bank shall, effective as of the Extension Effective Date, undertake either (i) a Revolving Credit Commitment (and, if any such Additional Commitment Bank is already a Bank under the Revolving Credit Facility, its Revolving Credit Commitment shall be in addition to such Bank’s Revolving Credit Commitment hereunder on such date) or (ii) Incremental Term Loans, in each case in replacement of the applicable Non-Extending Bank, and shall have purchased such Non-Extending Banks outstanding Loans at par, and each Additional Commitment Bank shall thereupon become a “Bank” for all purposes of this Agreement under the applicable facility.

(e)Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Existing Expiration Date or the Existing Term Loan Maturity Date pursuant to this Section shall only be effective with respect to any Bank on the Extension Effective Date if:

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(i)in the case of any proposed extension of the Expiration Date, the total of the Revolving Credit Commitments of the Banks that have agreed so to extend their Expiration Date and the additional Revolving Credit Commitments of the relevant Additional Commitment Banks shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the Extension Effective Date;

(ii)in the case of any proposed extension of the Existing Term Loan Maturity Date, the total of the outstanding Incremental Term Loans of the Banks that have agreed so to extend the Existing Term Loan Maturity Date shall be more than 50% of the aggregate amount of the Incremental Term Loans outstanding immediately prior to the Extension Effective Date;

(iii)    as of the date of such extension, and after giving effect thereto, the representations, warranties of the Borrowers and the other Loan Parties herein and in the other Loan Documents shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in Section 6.1.9 [Financial Statements] shall be deemed to refer to the most recent statements furnished pursuant to Section 8.3 [Reporting Requirements] (and the Borrowers and each other Loan Party shall be deemed to have made all such representations and warranties on the proposed Extension Effective Date);

(iv)no Event of Default or Potential Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(v)the Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such extension) reasonably requested by Administrative Agent in connection with any such extension;

(vi)on or before the Existing Expiration Date and/or Existing Term Loan Maturity Date of each Non-Extending Bank, (A) the Borrowers shall have paid in full the principal of and interest on all of the Loans made by such Non-Extending Bank to the Borrowers hereunder and (B) the Borrowers shall have paid in full all other Obligations owing to such Bank hereunder and other under the other Loan Documents (it being understood that after giving effect to this clause (vi) with respect to any Non-Extending Bank, such Non-Extending Bank’s Commitment shall be deemed terminated on the Existing Expiration Date and/or Existing Term Loan Maturity Date and such Non-Extending Bank shall no longer be a “Bank” hereunder); and

(vii)if such extension is being effectuated in accordance with the last paragraph of Section 11.1 [Modifications, Amendments or Waivers] pursuant to which the

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terms of such extended Loans or Commitments are being amended, an amendment entered into by the parties required by such provision shall have become effective.

3.ESG PROVISIONS.

3.1Sustainability Coordinator, KPIs and ESG. The Borrowers, in consultation with PNC Capital Markets LLC (in such capacity, the "Sustainability Coordinator"), may establish specified Key Performance Indicators ("KPIs") with respect to certain Environmental, Social and Governance ("ESG") targets of the Borrowers and their Subsidiaries. Upon effectiveness of the ESG Amendment (defined below), the KPIs will be used, together with the pricing grid on Schedule 1.1(A) hereto, to determine pricing for the Loans and Letter of Credit Obligations. Based on the Borrowers’ performance against the KPIs, certain adjustments to the otherwise agreed Commitment Fee, Applicable Margin, and Letter of Credit Fee will be made in an amount not to exceed (a) in the case of the Commitment Fee, a one (1) basis point adjustment in the otherwise applicable Commitment Fee, and (b) in the case of the Applicable Margin and the Letter of Credit Fee, a five (5) basis point adjustment in the otherwise in effect Applicable Margin or Letter of Credit Fee. The pricing adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles and is to be agreed between the Borrowers and the Sustainability Coordinator (each acting reasonably).

3.1.1.ESG Pricing Provisions; ESG Amendment. The KPIs and other related provisions (the "ESG Pricing Provisions") will be provided to the Banks for review in the form of an amendment to this Agreement and the other Loan Documents (if necessary), prepared by the Administrative Agent, which shall be executed by the Borrowers, the Sustainability Coordinator and the Administrative Agent (such amendment, the "ESG Amendment"), notwithstanding any requirement set forth in Section 11.1 [Modifications, Amendments or Waivers] to the contrary. Unless the Banks constituting Required Banks object in writing to the ESG Amendment within seven (7) Business Days of receipt, the ESG Amendment shall become effective without any further action required by any party. Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Commitment Fee, the Applicable Margin, or the Letter of Credit Fee to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Banks, notwithstanding any requirement set forth in Section 11.1 [Modifications, Amendments or Waivers] to the contrary. The Sustainability Coordinator, in consultation with the Administrative Agent, will (i) assist the Borrowers in determining the ESG Pricing Provisions of the Loans and Letters of Credit and (ii) assist the Borrowers in preparing informational materials focused on ESG to be used in connection with the Loans and Letter of Credit Obligations.

4.INTEREST RATES

4.1Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Eurocurrency Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any

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portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than twelve (12) Borrowing Tranches of Loans, and ; provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the Eurocurrency Rate Option for any Loans and the Required Banks may demand that all existing Borrowing Tranches (i) denominated in Dollars bearing interest under the Eurocurrency Rate Option shall be converted to the Base Rate Option at the end of the Interest Period therefor and (ii) denominated in an Optional Currency shall be converted to the Base Rate Option denominated in Dollars (in an amount equal to the Dollar Equivalent of such Optional Currency) at the end of the Interest Period therefor, subject in all cases to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with any such conversion. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank’s highest lawful rate, the rate of interest on such Bank’s Loan shall be limited to such Bank’s highest lawful rate. The applicable Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest on the principal amount of each Loan denominated in an Optional Currency shall be paid by the Borrowers in such Optional Currency. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, no Borrower shall be required to pay, and the Banks shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the applicable Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that the Banks may have received hereunder shall be, at the option of the Required Banks, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rates provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law, and this Agreement and the other Loan Documents shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (5) no Borrower shall have any action against the Administrative Agent or any Bank for any damages arising out of the payment or collection of any Excess Interest (other than to enforce this Section 4.1).

4.1.1.Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans denominated in Dollars and Optional Currency Loans, as applicable:

(i)Revolving Credit Base Rate Option: A fluctuating rate per annum applicable to Revolving Credit Loans denominated in Dollars (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)Revolving Credit Eurocurrency Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed, except that interest on Loans denominated in Optional Currencies as to which market practice differs from the foregoing shall

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be computed in accordance with market practice for such Loans) equal to the Adjusted Eurocurrency Rate as determined for each applicable Interest Period plus the Applicable Margin.

Subject to Section 4.3 [Interest After Default], the Swing Loans shall bear interest, as agreed by the Swing Loan Bank and the Borrowing Agent, (i) at the Base Rate Option applicable to Revolving Credit Loans, (ii) at the Daily LIBOR Rate plus the Applicable Margin for Loans (computed on the basis of a year of 360 days and actual days elapsed), or (iii) if applicable, at the applicable rate set forth in any Cash Management Agreement.

4.1.2.Rate Calculations; Rate Quotations. All other computations of fees and interest not otherwise specified in this Section 4.1 shall be made on the basis of a 360-day year and actual days elapsed or, in the case of interest in respect of Loans denominated in Optional Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The Borrowing Agent may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2Interest Periods. At any time when the Borrowers shall select, convert to or renew a Eurocurrency Rate Option, the Borrowing Agent shall notify the Administrative Agent in accordance with Section 2.5.1. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Eurocurrency Rate Option:

4.2.1.Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Eurocurrency Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests]; and

4.2.2.Renewals. In the case of the renewal of a Eurocurrency Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.2.3.No Conversion of Optional Currency Loans. Notwithstanding anything to the contrary herein, no Optional Currency Loan may be converted into a Loan with a different Interest Rate Option or a Loan denominated in a different currency unless otherwise permitted herein.

4.3Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Banks to the Administrative Agent:

4.3.1.Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;

4.3.2.Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving

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Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is Paid In Full; and

4.3.3.Acknowledgment. Each Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest owing from the Borrowers shall be payable by Borrowers upon demand by the Administrative Agent.

4.4Applicable Reference Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1.Unascertainable. If, on or prior to the first day of an Interest Period:

(i)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) (x) that by reason of circumstances affecting the London or other applicable offshore interbank market for the applicable Currency, the “Applicable Reference Rate” (whether in Dollars or an Optional Currency) cannot be determined pursuant to the definition thereof, including, without limitation, because the Applicable Reference Rate for the applicable Currency is not available or published on a current basis or (y) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Optional Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or

(ii)the Required Banks determine that for any reason in connection with any request for a Loan (whether denominated in Dollars or an Optional Currency) or a conversion thereto or a continuation thereof that (A)  deposits in such Currency are not available to any Bank in connection with such Loan or being offered to banks in the London or other applicable offshore interbank market for the applicable Currency, amount and Interest Period of such Loan, or (B) the Eurocurrency Rate for any requested Currency or Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Banks of funding, establishing or maintaining such Loan, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent's and Bank's Rights].

4.4.2.Illegality. If at any time any Bank shall have determined that the making, maintenance or funding of any Loan to which a Eurocurrency Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law):
then, the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent's and Bank's Rights].

4.4.3.Administrative Agent's and Bank's Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so

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notify the Banks and the Borrowing Agent thereof, and in the case of an event specified in Section 4.4.2 [Illegality] above, such Bank shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrowing Agent. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Administrative Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrowers to select, convert to or renew a Eurocurrency Rate Option or select an Optional Currency, as applicable, shall be suspended until the Administrative Agent shall have later notified the Borrowing Agent, or such Bank shall have later notified the Administrative Agent, of the Administrative Agent's or such Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of its selection of, conversion to or renewal of a Eurocurrency Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Bank notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Bank to which a Eurocurrency Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Eurocurrency Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

4.6Benchmark Replacement Setting.

(i)Announcements Related to the LIBOR Rate. On March 5, 2021, the ICE Benchmark Administration, the administrator of the LIBOR Rate (for purposes of this paragraph, the "IBA") and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month Eurocurrency Rate tenor settings (for purposes of this paragraph, collectively, the "Cessation Announcements"). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to the Eurocurrency Rate under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.

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(ii)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark for any Currency, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(iii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iv)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Banks of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section titled “Benchmark Replacement Setting.”

(v)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement) and for Eurocurrency Rate Loans in any Currency,

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(i) if the then-current Benchmark is a term rate (including Term SOFR or the Applicable Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi)Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Loan bearing interest based on the Eurocurrency Rate, conversion to or continuation of Loans bearing interest based on the Eurocurrency Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) (A) in the case of any request for a Eurocurrency Rate Borrowing in Dollars, the Borrowers will be deemed to have converted any such request into a request for a Loan or conversion to Loans bearing interest under the Base Rate Option and (B) in the case of any request for a Eurocurrency Rate Borrowing in an Optional Currency, then such request shall be ineffective and (ii) (A) any outstanding affected Eurocurrency Rate Loans denominated in Dollars will be deemed to have been converted into Loans bearing interest under the Base Rate Option at the end of the applicable Interest Period and (B) any outstanding affected Eurocurrency Rate Loans denominated in an Optional Currency, at the Borrowers’ election, shall either (1) be converted into Loans bearing interest under the Base Rate Option denominated in Dollars (in an amount equal to the Dollar Equivalent of such Optional Currency) at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the Borrowers by the earlier of (x) the date that is three Business Days after receipt by the Borrowers of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrowers shall be deemed to have elected clause (1) above. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vii)Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting (the "Secondary Term SOFR Conversion Date") and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (ii) Loans denominated in Dollars outstanding on the Secondary Term SOFR Conversion Date bearing

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interest based on the then-current Benchmark shall be deemed to have been converted to Loans denominated in Dollars bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (vii) shall not be effective unless the Administrative Agent has delivered to the Banks and the Borrowers a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(viii)Certain Defined Terms. As used in this Section titled "Benchmark Replacement Setting":
"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if the then current Benchmark for such Currency is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (v) of this Section titled “Benchmark Replacement Setting”, or (y) if the then current Benchmark for such Currency is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.

"Benchmark" means, initially, with respect to any Eurocurrency Rate Loan in any Currency, the Applicable Reference Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Applicable Reference Rate or the then-current Benchmark for such Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (b) of this Section titled “Benchmark Replacement Setting.”

"Benchmark Replacement" means, for any Available Tenor:

(a)    for any Loan denominated in Dollars, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the

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mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment; and

(b)    for any Loan denominated in an Optional Currency or in the case of an Other Benchmark Rate Election, the “Benchmark Replacement” shall mean the alternative set forth in clause (a)(3) above.

provided that, in the case of clause (a)(1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (a)(3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrowers shall be the term benchmark rate that is used in lieu of a LIBOR Rate-based rate in relevant other Dollar-denominated syndicated credit facilities; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (a)(1) of this definition. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark for any Currency with an Unadjusted Benchmark Replacement for such Currency and any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)     for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment for Eurocurrency Rate Loans denominated in Dollars*
One-Week	0.03839% (3.839 basis points)
One-Month	0.11448% (11.448 basis points)
Two-Months	0.18456% (18.456 basis points)
Three-Months	0.26161% (26.161 basis points)
Six-Months	0.42826% (42.826 basis points)

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Available Tenor	Benchmark Replacement Adjustment for Eurocurrency Rate Loans denominated in Dollars*
* These values represent the ARRC/ISDA recommended spread adjustment values available here: https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf.

(2)     for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor and Currency giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement for any Currency, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement for such Currency and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice in the United States (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice in the United States for the administration of such Benchmark Replacement for such Currency exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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"Benchmark Replacement Date" means, with respect to any Benchmark for any Currency, the earliest to occur of the following events with respect to the then-current Benchmark for such Currency:

(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark for such Currency (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3)    in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Banks and the Borrowers pursuant to this Section titled “Benchmark Replacement Setting”, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Banks, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Banks, written notice of objection to such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, from Banks comprising the Required Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date for any Currency occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Currency for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means, with respect to any Benchmark for any Currency, the occurrence of one or more of the following events with respect to the then-current Benchmark for such Currency:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark for such Currency (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to

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provide all Available Tenors of such Benchmark for such Currency (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark for such Currency (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark for such Currency (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark for such Currency (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark for such Currency (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark for such Currency (or such component), which states that the administrator of such Benchmark for such Currency (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark for such Currency (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark for such Currency (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark for such Currency (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark for such Currency (or such component thereof) are no longer representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark for any Currency if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark for such Currency (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means, with respect to any Benchmark and with respect to any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement for such Currency has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement for such Currency has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting.”

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"Corresponding Tenor" with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

"Daily Simple SOFR" means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

"Early Opt-in Election" means, if the then-current Benchmark is the LIBOR Rate, the occurrence of:

(1)     a notification by the Administrative Agent to (or the request by the Borrowers to the Administrative Agent to notify) each of the other parties hereto that (x) with respect to Loans denominated in Dollars, at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review) or (y) with respect to Loans denominated in an Optional Currency, U.S. credit facilities providing for loans in such Optional Currency, being executed at such time, or that include language similar to that contained in this Section titled “Benchmark Replacement Setting” with respect to such Optional Currency, are being executed or amended, as applicable, to incorporate or adopt a new Benchmark to replace the LIBOR Rate for loans in such Optional Currency; and
(2)     the joint election by the Administrative Agent and the Borrowers to trigger a fallback from the LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Banks.
"Floor" means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Applicable Reference Rate or, if no floor is specified, zero.

"ISDA Definitions" means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

"Other Benchmark Rate Election" shall mean, with respect to any Loan denominated in Dollars, if the then-current Benchmark is the LIBOR Rate, the occurrence of: (a) either (x) a request by the Borrowers to the Administrative Agent, or (y) notice by the Administrative

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Agent to the Borrowers, that, at the determination of the Borrowers or the Administrative Agent, as applicable, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR Rate-based rate, a term benchmark rate as a benchmark rate, and (b) the Administrative Agent, in its sole discretion, and the Borrowers jointly elect to trigger a fallback from the LIBOR Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowers and the Banks.

"Reference Time" with respect to any setting of the then-current Benchmark for any Currency means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London Banking Days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

"Relevant Governmental Body" means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Optional Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

"SOFR" means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Administrator’s Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"Term SOFR" means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Term SOFR Notice" means a notification by the Administrative Agent to the Banks and the Borrowers of the occurrence of a Term SOFR Transition Event.

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"Term SOFR Transition Event" means, with respect to any Loans denominated in Dollars, the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section titled “Benchmark Replacement Setting” that is not Term SOFR.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

5.PAYMENTS; TAXES; YIELD MAINTENANCE

5.1Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to (i) except with respect to principal and interest on Loans denominated in an Optional Currency, 12:00p.m. and (ii) with respect to principal and interest on Loans denominated in an Optional Currency, the Applicable Time specified by the Administrative Agent, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swing Loan Bank with respect to the Swing Loans and for the ratable accounts of the Banks with respect to the Revolving Credit Loans or Incremental Term Loans in the same Currency in which such Loan was funded, in Same Day Funds, and the Administrative Agent shall promptly distribute such amounts to the Banks in Same Day Funds; provided that in the event payments are received by the Administrative Agent by (i) except with respect to principal and interest on Loans denominated in an Optional Currency, 12:00p.m. and (ii) with respect to principal and interest on Loans denominated in an Optional Currency, the Applicable Time specified by the Administrative Agent, and such payments are not distributed to the Banks on the same day received by the Administrative Agent, the Administrative Agent shall pay the Banks interest at the Overnight Bank Funding Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Banks. The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Optional Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Optional Currency payment amount. All fees hereunder, under the Administrative Agent’s Letter, and any other Loan Document shall be payable in Dollars.

5.2Pro Rata Treatment of Banks. Each borrowing of Revolving Credit Loans shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option applicable to the Revolving Credit Loans and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fee and Letter of

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Credit Fees (but excluding the Administrative Agent's Fee and the Issuing Banks’ fronting fees) shall (except as otherwise may be provided with respect to a Defaulting Bank and except as provided in Sections 4.4.3 [Administrative Agent's and Bank's Rights] in the case of an event specified in Section 4.4 [Applicable Reference Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Bank] or 5.8 [Increased Costs]) be payable ratably among the Banks entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swing Loans shall be made by or to the Swing Loan Bank according to Section 2.6.5 [Borrowings to Repay Swing Loans].

5.3Sharing of Payments by Banks. If any Bank shall, by exercising any right of setoff, counterclaim or banker's lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Bank's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Bank is entitled thereto, then the Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Bank or the holder making such purchase; and

(ii)the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of each Loan Party in the amount of such participation.

5.4Administrative Agent’s Clawback. .

(a)Funding by Banks; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Bank prior to the proposed date of any Borrowing Tranche of Loans that such Bank will not make available to the Administrative Agent

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such Bank’s Ratable Share, the Administrative Agent may assume that such Bank has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] or Section 3.2 [Nature of Banks’ Obligations with Respect to Term Loans; Repayment Terms] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Bank and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Bank, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If the Borrowers and such Bank shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Bank pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Bank’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Bank that shall have failed to make such payment to the Administrative Agent.

(a)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowing Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Banks or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Banks or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank or the Issuing Banks, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Eurocurrency Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.6Voluntary Prepayments.

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5.6.1.Right to Prepay. The Borrowers shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Bank] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00a.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans denominated in Dollars, and at least four (4) Business Days prior to the date of prepayment of Optional Currency Loans, or no later than 11:00a.m. on the date of prepayment of Swing Loans, setting forth the following information:

(i)the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)the currency in which such payment shall be made;

(iii)if such prepayment is to be made in Dollars, a statement indicating the application of the prepayment between the Swing Loans and the Revolving Credit Loans;

(iv)if such prepayment is to be made in Dollars, a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Eurocurrency Rate Option applies; and

(v)the total principal amount of such prepayment, which (i) with respect to Revolving Credit Loans shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Five Million and 00/100 Dollars ($5,000,000.00) (or in each case, the Dollar Equivalent thereof) for each Borrowing Tranche to which the Eurocurrency Rate Option applies and in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than the lesser of One Million and 00/100 Dollars ($1,000,000.00) or the outstanding principal amount of Revolving Credit Loans to which the Base Rate Option applies and (ii) with respect to Swing Loans, not less than the lesser of One Hundred Thousand and 00/100 Dollars ($100,000.00) or the outstanding principal amount of the Swing Loans.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent's and Bank's Rights] and subject to Section 11.18 [Bifurcation of Obligations], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied, after giving effect to the allocations in the preceding sentence, first to Loans (including Swing Loans) to which the Base Rate Option applies, then to Loans (including Swing Loans) which are not Optional Currency Loans to which the Eurocurrency Rate Option applies, then to Optional Currency Loans. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Banks under Section 5.10 [Indemnity].

5.6.2.Replacement of a Bank. In the event any Bank (i) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any Indemnified Taxes or

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additional amount to any Bank or any Official Body for the account of any Bank pursuant to Section 5.9 [Taxes], and, in each case, such Bank has declined or is unable to designate a different lending office in accordance with Section 5.6.3 [Designation of a Different Lending Office], (ii) is a Defaulting Bank, (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), (iv) is a Non-Consenting Bank referred to in Section 11.1 [Modifications, Amendments or Waivers], (v) is a Non-Extending Bank referred to in Section 2.14 [Expiration Date Extensions], or (vi) withholds consent for a Foreign Subsidiary to become a Designated Borrower under Section 2.13, then in any such event the Borrowers may, at their sole expense, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(i)the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.8 [Successors and Assigns];

(ii)such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent, subject to the terms of this Agreement including, without limitation, Section 2.10 [Defaulting Banks], of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in the elimination or, upon the consent of the applicable Borrower, a reduction of such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable Law; and

(v)in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank or a Non-Extending Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

5.6.3.Designation of a Different Lending Office. If any Bank requests compensation under Section 5.8 [Increased Costs], or any Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Bank or any Official Body for the account of any Bank pursuant to Section 5.9 [Taxes], then such Bank shall (at the request of the Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its

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Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Bank to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Bank. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

5.7Mandatory Prepayments.

5.7.1.Reduction of Revolving Credit Commitments.

On each date which any of the Revolving Credit Commitments are reduced pursuant to Section 2.4 [Termination or Reduction of Revolving Credit Commitments], the Borrowers shall pay or prepay the Loans (subject to the Borrowers' indemnity obligations under Section 5.10) such that the Revolving Facility Usage shall not exceed the Revolving Credit Commitments.

5.7.2.Currency Fluctuations.

If on any Computation Date, the aggregate Dollar Equivalent amount of Optional Currency Loans exceeds the Optional Currency Sublimit as a result of a change in the exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowing Agent of the same and the Borrowers shall pay or prepay (subject to the Borrowers’ indemnity obligations under Section 5.10 [Indemnity]) the Optional Currency Loans within one (1) Business Day after receiving such notice in an amount such that the aggregate Dollar Equivalent amount of Optional Currency Loans shall not exceed the Optional Currency Sublimit after giving effect to such payments or prepayments. Notwithstanding the foregoing, if on any Computation Date the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowing Agent of the same and the Borrowers shall pay or prepay (subject to the Borrowers’ indemnity obligations under Section 5.10 [Indemnity]) within one (1) Business Day after receiving such notice in an amount such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments.

5.7.3.Application among Interest Rate Options.

All prepayments required pursuant to this Section 5.7 [Mandatory Prepayments] shall first be applied among the Interest Rate Options to the principal amount of the Loans (including Swing Loans) subject to the Base Rate Option, then to Loans denominated in Dollars subject to a Eurocurrency Rate Option, then to Optional Currency Loans. In accordance with Section 5.10 [Indemnity], the Borrowers shall indemnify the Banks for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Eurocurrency Rate Option on any day other than the last day of the applicable LIBOR Interest Period.

5.8Increased Costs.

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5.8.1.Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Adjusted Eurocurrency Rate) or the Issuing Bank;

(ii)subject any Bank or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the Eurocurrency Rate Option made by it, or change the basis of taxation of payments to such Bank or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Bank or such Issuing Bank); or

(iii)impose on any Bank, any Issuing Bank or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to actually increase the cost to such Bank of making, converting to, continuing or maintaining any Loan under the Eurocurrency Rate Option (or of maintaining its obligation to make any such Loan) by an amount which such Bank in its commercially reasonable discretion exercised in good faith deems to be material, or to actually increase the cost to such Bank or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) by an amount which such Bank in its commercially reasonable discretion exercised in good faith deems to be material, or to actually reduce the amount of any sum received or receivable by such Bank or such Issuing Bank hereunder (whether of principal, interest or any other amount) by an amount which such Bank in its commercially reasonable discretion exercised in good faith deems to be material then, upon notice from such Bank or such Issuing Bank to the Borrowers, the Borrowers will pay to any such Bank or Issuing Bank such additional amount or amounts as necessary to compensate such Bank or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Such notice shall set forth in reasonable detail the basis for such Bank's or such Issuing Bank's determination. Such amount shall be due and payable by the Borrowers to such Bank or such Issuing Bank within ten (10) Business Days after the date on which such notice is given.

5.8.2.Capital Requirements. If any Bank or any Issuing Bank determines that any Change in Law affecting such Bank or such Issuing Bank or any lending office of such Bank or such Bank's or such Issuing Bank's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Bank's or such Issuing Bank's capital or on the capital of such Bank's or such Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Bank, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Bank or such Issuing Bank or such Bank's or such Issuing Bank's holding company could have achieved but for such Change in Law and which such Bank in its commercially reasonable discretion exercised in good faith deems to be material (taking into consideration such Bank's or such Issuing Bank's policies and the policies of such Bank's or such

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Issuing Bank's holding company with respect to capital adequacy), then within ten (10) Business Days after the date on which such Bank or such Issuing Bank gives notice to the Borrowing Agent, the Borrowers will pay to any such Bank or Issuing Bank without duplication with respect to any payments made pursuant to Section 5.8.1 [Increased Costs Generally], such additional amount or amounts as necessary to compensate such Bank or such Issuing Bank or such Bank's or such Issuing Bank's holding company, as the case may be, for any such reduction suffered. Such notice shall set forth in reasonable detail the basis for such Bank's or such Issuing Bank's determination.

5.8.3.Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Bank or an Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or such Issuing Bank or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Bank or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.8.4.Delay in Requests. Failure or delay on the part of any Bank or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank's or Issuing Bank's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Bank or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred twenty (120) days prior to the date that such Bank or Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Bank's or Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred twenty (120) day period referred to above shall be extended to include the period of retroactive effect thereof).

5.9Taxes.

5.9.1.Payments Free of Taxes.

(i)    For purposes of this Section 5.9.1, the phrase “applicable Law” includes FATCA

(ii)    Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.9.1) the Administrative Agent, the Bank or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

5.9.2.Payment of Other Taxes by the Borrowers.

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Without limiting the provisions of Section 5.9.1 [Payments Free of Taxes] above, the Borrowers shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

5.9.3.Indemnification.

5.9.3.1Indemnification by the Loan Parties.
The Loan Parties shall jointly and severally (subject to Section 11.18 [Bifurcation of Obligations]) indemnify the Administrative Agent, each Bank and Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9.3) paid by the Administrative Agent, such Bank or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by a Bank or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank or an Issuing Bank, shall be conclusive absent manifest error.

5.9.3.2Indemnification by the Banks.
Each Bank shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this Section 5.9.3.2 [Indemnification by the Banks].

5.9.4.Evidence of Payments.
As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to an Official Body, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.5.Status of Banks.

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Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowing Agent (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Bank or assignee or participant of a Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Bank, if requested by the Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Bank shall deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrowing Agent or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:

(i)duly completed valid originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)duly completed valid originals of Internal Revenue Service Form W-8ECI,

(iii)in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 5.9.5(A) to the effect that such Foreign Bank is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" related to a Borrower as described in section 881(c)(3)(C) of the Internal Revenue Code (a “Tax Compliance Certificate”) and (y) two duly completed valid originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E,

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(iv)to the extent a Foreign Bank is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.5(B) or Exhibit 5.9.5(C), Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners or such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.5(D) on behalf of each such direct and indirect partner, or

(v)any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.

To the extent that any Bank is not a Foreign Bank, such Bank shall submit to each of the Borrowing Agent and the Administrative Agent two (2) originals of an Internal Revenue Service Form W-9 or any other form prescribed by applicable Law demonstrating that such Bank is not a Foreign Bank.

Without limiting the generality of the first paragraph of this Section 5.9.5 [Status of Banks] and in addition to any requirements described in the second paragraph of this Section 5.9.5 [Status of Banks], if a payment made to a Bank or an Issuing Bank hereunder or under any other Loan Document would be subject to US federal withholding tax imposed by FATCA if such Bank or such Issuing Bank, as the case may be, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable, or in any agreement or request entered into or issued pursuant to such sections), such Foreign Bank or Issuing Bank, as the case may be, shall deliver to the Borrowing Agent and to the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowing Agent or the Administrative Agent, such documentation, certifications or other information prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation, certifications or other information reasonably requested by the Borrowing Agent or the Administrative Agent as may be necessary for the Loan Parties or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank or Issuing Bank, as the case may be, has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowing Agent and the Administrative Agent in writing of its legal inability to do so.

5.9.6.Treatment of Certain Refunds and Credits.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of or credit with respect to any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to

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this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund or credit, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.6 [Treatment of Certain Refunds and Credits] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.6 [Treatment of Certain Refunds and Credits]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.6 [Treatment of Certain Refunds and Credits] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.10Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Bank against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Bank sustains or incurs as a consequence of any:

(i)payment, prepayment, conversion or renewal of any Loan to which a Eurocurrency Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii)attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or

If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrowing Agent of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Bank ten (10) Business Days after such notice is given.

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5.11Settlement Date Procedures. In order to minimize the transfer of funds between the Banks and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and the Swing Loan Bank may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Bank of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a "Required Share"). On such Settlement Date, each Bank shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Bank (that is not a Defaulting Bank) its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Banks of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Bank to pay immediately to the Administrative Agent such Bank's Ratable Share of the outstanding Revolving Credit Loans and each Bank may at any time require the Administrative Agent to pay immediately to such Bank its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

5.12Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

5.13Indemnity in Certain Events. The obligation of Borrowers in respect of any sum due from a Borrower to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Bank in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

5.14Cash Collateral. At any time that there shall exist a Defaulting Bank, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Bank (determined after giving effect to Section 2.10(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Bank) in an amount not less than the Minimum Collateral Amount.

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(a)Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Bank, such Defaulting Bank, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Banks’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Bank).

(b)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 2.10 [Defaulting Bank] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Bank’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Bank, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Bank status of the applicable Bank), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.10 [Defaulting Banks] the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.14(a) above.

6.REPRESENTATIONS AND WARRANTIES

6.1Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Banks as follows:

6.1.1.Organization and Qualification. Each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that the failure to be so licensed, qualified or in good standing would not cause a Material Adverse Change and, except in each case of (i)-(iii), as otherwise expressly permitted in Section 8.2.5.

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6.1.2.Capitalization and Ownership. All of the authorized capital stock of the Parent, and the shares (referred to herein as the "Shares") of the Parent that are issued and outstanding have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any such Shares to be issued after the Closing Date except as indicated on Schedule 6.1.2.

6.1.3.Subsidiaries. Schedule 6.1.3 states the name of BLS and each of the Parent's other Subsidiaries which are Guarantors, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests") if it is a limited liability company. Each of the Loan Parties has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.3.

6.1.4.Power and Authority. Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.5.Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance and general concepts of equity.

6.1.6.No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is

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bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party.

6.1.7.Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.

6.1.8.Title to Properties. The real property owned by each Loan Party is described on Schedule 6.1.8. Each Loan Party has good and marketable title to (or ownership of) or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and in the case of property leased by such Loan Party, subject to the terms and conditions of the applicable leases. Upon consummation of the transactions contemplated hereby, all leases of real property are in full force and effect in all material respects without the necessity for any consent which has not previously been obtained.

6.1.9.Financial Statements.

(i)Historical Statements. The Borrowing Agent has delivered to the Administrative Agent copies of the Parent's (a) audited consolidated year-end financial statements for and as of the end of the fiscal year ended January 30, 2021 and (b) unaudited consolidated quarter-end financial statements for and as of the end of the fiscal quarter ended July 31, 2021 (collectively, the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Parent's management, fairly represent in all material respects the consolidated financial condition of the Parent and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(ii)Financial Projections. The Borrowing Agent has delivered to the Administrative Agent consolidated financial projections of the Parent and its Subsidiaries for the fiscal year [2024] derived from various assumptions of the Parent's management (the "Financial Projections"). The Financial Projections represent a reasonable estimation of possible results in light of the history of the business, present and foreseeable conditions and the estimates and assumptions of the Parent's management. Such Financial Projections and the assumptions therein were, at the time made, fair; however, actual results may differ materially from such Financial Projections.

(iii)Accuracy of Financial Statements. Neither the Parent nor any Subsidiary of the Parent has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Parent or any Subsidiary of the Parent, in each case which would reasonably be expected to cause a Material Adverse Change. From January 30,2021 to (y) the Closing Date, and (z) each Test Date, if applicable, no Material Adverse Change has occurred

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6.1.10.Use of Proceeds; Margin Stock.

6.1.10.1General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.8 [Use of Proceeds] and 8.1.10 [Use of Proceeds].

6.1.10.2Margin Stock.
None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties holds or intends to hold margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of any Loan Party are or will be represented by margin stock.

6.1.11.Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Bank in connection herewith or therewith taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.12.Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (a) the amount thereof is not individually or in the aggregate in an amount that would reasonably be expected to cause a Material Adverse Change, or (b) such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.1.13.Consent and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 6.1.13,

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all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 6.1.13.

6.1.14.No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties is in violation of (i) any material term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

6.1.15.Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party, without known possible, alleged or actual conflict with the rights of others.

6.1.16.Insurance. Schedule 6.1.16 lists all insurance policies to which any Loan Party is a party, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or to reduce the coverage provided thereby. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party in accordance with customary business practice in the industry of the Loan Parties.

6.1.17.Compliance with Laws. The Loan Parties are in compliance in all material respects with all applicable Laws (other than labor and employment Laws which are specifically addressed in Section 6.1.22 [Employment Matters] and Environmental Laws which are specifically addressed in Section 6.1.23 [Environmental Matters]) in all jurisdictions in which any Loan Party is presently or will be doing business except where the failure to do so would not reasonably be expected to constitute a Material Adverse Change.

6.1.18.Material Contracts; Burdensome Restrictions. All material contracts relating to the business operations of each Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party except as limited by bankruptcy, insolvency and general concepts of equity and each of the other parties thereto in accordance with their respective terms, and there is no default by such Loan Party thereunder or, to the Loan Parties' knowledge, by any other parties thereto. None of the Loan Parties is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change or which restricts or prohibits any Loan Party from entering into, and performing its obligations under, the transactions contemplated hereby. For purposes of this Section 6.1.18, the term "material contracts" shall mean those contracts or other agreements which the Parent would be required to file with the SEC pursuant to item 601(a)(10) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.

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6.1.19.Investment Companies; Regulated Entities. None of the Loan Parties is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control." None of the Loan Parties is subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.20.Plans and Benefit Arrangements. Except as set forth on Schedule 6.1.20:

(i)The Borrowers and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements and Plans. As of the Closing Date, the Borrowers and each other member of the ERISA Group do not have any obligation to make contributions to any Multiemployer Plans or Multiple Employer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrowers and each member of the ERISA Group, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of any Borrower or any other member of the ERISA Group. The Borrowers and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan, Multiemployer Plan and Multiple Employer Plan, the Borrowers and each other member of the ERISA Group (A) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (B) except for required premium payments, have not incurred any liability to the PBGC, and (C) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii)To the best of each Borrower's knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii)Neither a Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(iv)No event requiring notice to the PBGC under Section 303(k)(4) of ERISA has occurred or is reasonably expected to occur with respect to any Plan.

(v)With respect to each Plan and in accordance with each such Plan's most recent actuarial valuation report used to determine funding under Section 412 of the Internal Revenue Code, no Plan is in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code).

(vi)Neither a Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither a Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of each Borrower, no Multiemployer Plan or Multiple

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Employer Pis reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(vii)To the extent that any Benefit Arrangement is insured, the Borrowers and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrowers and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(viii)All Plans, Benefit Arrangements, Multiemployer Plans and Multiple Employer Plans have been administered in all material respects in accordance with their terms and applicable Law.

6.1.21.[Reserved].

6.1.22.Employment Matters. Each of the Loan Parties is in compliance with the Labor Contracts and all applicable labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would reasonably be expected to constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties which in any case would reasonably be expected to constitute a Material Adverse Change.

6.1.23.Environmental Matters. Except as disclosed on Schedule 6.1.23:
(i)None of the Loan Parties has received any material Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any predecessor of any Loan Party or to any prior owner, operator or occupant of the Property, and none of such Loan Parties have reason to believe that it might receive a material Environmental Complaint.

(ii)No activity of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law or Environmental Permit which has caused or would reasonably be expected to cause a Material Adverse Change and, to the knowledge of any such Loan Party no activity of any predecessor of any Loan Party or any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law which has caused or would reasonably be expected to cause a Material Adverse Change.

(iii)There are no Regulated Substances present on, in, under, or emanating from, or to any Loan Party's knowledge emanating to, the Property or any portion thereof which result in Contamination and which would reasonably be expected to cause a Material Adverse Change.

(iv)Each Loan Party has all Environmental Permits and all such Environmental Permits are in full force and effect and each such Loan Party's operations at the

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Property are conducted in compliance with the terms and conditions of such Environmental Permits except to the extent that such noncompliance would not reasonably be expected to cause a Material Adverse Change and none of the Loan Parties have received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely alter, whether in whole or in part, any such Environmental Permit.

(v)Each Loan Party has submitted to an Official Body and/or maintains, as appropriate, all material Environmental Records.

(vi)No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Property contain or use, except in compliance with Environmental Laws and Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Environmental Permits unless such noncompliance would not be reasonably expected to cause a Material Adverse Change. To the knowledge of each Loan Party, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the Property contained or used Regulated Substances, except in compliance with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant except in compliance with Environmental Laws unless such noncompliance would not be reasonably expected to cause a Material Adverse Change.

(vii)To the knowledge of each Loan Party, no facility or site to which any such Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws except to the extent that such violation would not reasonably be expected to cause a Material Adverse Change.

(viii)No portion of the Property is identified or, to the knowledge of each Loan Party, proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of a Remedial Action by an Official Body or any other Person (including any such Loan Party), nor to the knowledge of any such Loan Party is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list or the subject of a Remedial Action.

(ix)No portion of the Property constitutes an Environmentally Sensitive Area except for those portions of the Property constituting an Environmentally Sensitive Area which would not reasonably be expected to result in a Material Adverse Change.

(x)No lien or other material encumbrance authorized by Environmental Laws exists against the Property and none of the Loan Parties has any reason to believe that such a lien or encumbrance may be imposed.

(xi)Neither the transaction contemplated by the Loan Documents nor any other transaction involving the sale, transfer or exchange of the Property will trigger or has triggered any obligation under any applicable Environmental Laws to make a filing, provide a notice, provide other disclosure or take any other action, or in the event that any such transaction-

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triggered obligation does arise or has arisen under any applicable Environmental Laws, all such action required thereby has been taken in compliance with applicable Environmental Laws except to the extent that the failure to take such action in compliance with applicable Environmental Laws would not be reasonably expected to cause a Material Adverse Change.

6.1.24.Senior Debt Status. The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreements and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

6.1.25.Inactive Subsidiaries. Each Excluded Inactive Subsidiary has no material assets or liabilities and does not conduct business.

6.1.26.Sanctions and other Anti-Terrorism Laws. No Covered Entity: (i) is a Sanctioned Person, nor any , officers, directors, Affiliates, or. to the knowledge of the Loan Parties, employees or agents, in each case, acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Laws of the United States or Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws.

6.1.27.Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance in all material respects with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures reasonably designed to promote compliance with such Laws.

6.2Updates to Schedules. The Borrowing Agent shall update the schedules listed immediately after this paragraph on the date on which the Borrowing Agent delivers each quarterly Compliance Certificate. Provided that the Borrowing Agent delivers such updates with each Compliance Certificate and timely delivers such Compliance Certificates, (1) any inaccuracy in such schedules between due dates for Compliance Certificates shall not be a default hereunder, and (2) such schedules shall be deemed to be amended upon delivery thereof.

Schedule 6.1.2        -    Capitalization
Schedule 6.1.3        -    Subsidiaries
Schedule 6.1.8        -    Owned Real Property

The Borrowing Agent shall update the schedules listed immediately after this paragraph as soon as reasonably practicable after receipt thereof from the insurer. Provided that the Borrowing Agent delivers such updates as stated, (1) any inaccuracy in such schedules between due dates for Compliance Certificates shall not be a default hereunder, and (2) such schedules shall be deemed to be amended upon delivery thereof.

Schedule 6.1.16    -    Insurance Policies

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Should any of the information or disclosures provided on any of the other Schedules attached hereto become outdated or incorrect in any material respect, the Borrowing Agent shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

7.CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Bank to make Loans and of each Issuing Bank to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1First Loans and Letters of Credit.

On the Closing Date:

7.1.1.Officer's Certificate. The representations and warranties of each of the Loan Parties contained in Section 6 [Representations and Warranties] and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Administrative Agent for the benefit of each Bank one original certificate (with sufficient copies for each Bank) of each of the Loan Parties, dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, to each such effect.

7.1.2.Corporate Secretary's and/or Secretary's Certificate.
There shall be delivered to the Administrative Agent for the benefit of each Bank one original certificate (with sufficient copies for each Bank) dated the Closing Date and signed by the Corporate Secretary, the Secretary, an Assistant Corporate Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i)the completion of all action required to have been taken by each Loan Party by the Closing Date in connection with this Agreement and the other Loan Documents, together with copies of applicable authorizing resolutions;

(ii)the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this

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Agreement and the true signatures of such officers, on which the Administrative Agent and each Bank may conclusively rely; and

(iii)copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement and any other organizational documents, as applicable, as in effect on the Closing Date certified by the appropriate governmental official, where applicable, together with certificates from the appropriate governmental officials as to the continued existence and good standing of each Loan Party in each jurisdiction where organized or formed, as applicable, and each jurisdiction where a Loan Party has a distribution center or warehouse location.

7.1.3.Delivery of Loan Documents.

This Agreement, the Guaranty Agreements, the Notes, the Intercompany Subordination Agreement and any other Loan Documents required by the Administrative Agent, shall have been duly executed and delivered to the Administrative Agent for the benefit of the Banks.

7.1.4.Opinion of Counsel.

There shall be delivered to the Administrative Agent for the benefit of each Bank, one (1) original, with sufficient copies for the Banks, of a written opinion of Vorys, Sater, Seymour and Pease LLP, counsel for the Loan Parties (which may rely on the opinions of such other counsel, including local counsel opinions, as may be acceptable to the Administrative Agent).

7.1.5.Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and said counsel, as the Administrative Agent or said counsel may reasonably request.

7.1.6.Payment of Fees.

The Borrowers shall have paid or caused to be paid to the Administrative Agent for itself and for the account of the Banks to the extent not previously paid, all commitment and other fees accrued through the Closing Date and the costs and expenses for which the Administrative Agent and the Banks are entitled to be reimbursed.

7.1.7.Consents.

All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 6.1.13 shall have been obtained.

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7.1.8.Officer's Certificate Regarding MACs.

From January 30, 2021 through the Closing Date, no Material Adverse Change shall have occurred and, except as otherwise noted on the certificate noted below, there shall have been no material change in the management of any Loan Party; and there shall have been delivered to the Administrative Agent for the benefit of each Bank a certificate dated the Closing Date and signed by an Authorized Officer of each Loan Party to each such effect.

7.1.9.No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party.

7.1.10.No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent's sole reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.11.Lien Searches.

The Administrative Agent shall have obtained copies of record searches (including UCC, judgments, suits, taxes and other lien searches), at the state level for each distribution center and warehouse location of each applicable Loan Party and in each Loan Party's respective jurisdiction of organization evidencing that no Liens exist against any Loan Party except Permitted Liens or those Liens that are or will be released or terminated in connection herewith.

7.1.12.Insurance.

Evidence reasonably satisfactory to the Administrative Agent that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect.

7.1.13.Termination Statements: Release Statements and Other Releases.

Evidence satisfactory to the Administrative Agent that all necessary termination statements, release statements and other releases or discharges in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance satisfactory to the Administrative Agent).

7.1.14.Financial Projections.

Financial Projections of the Parent and its Subsidiaries in form satisfactory to the Administrative Agent.

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7.1.15.Compliance Certificate.

            The Administrative Agent shall have received a duly completed Compliance Certificate, dated as of the Closing Date and calculated as of the last day of the most recent fiscal quarter ended prior to the Closing Date, demonstrating compliance with the financial covenants contained in Section 8.2.15 [Maximum Leverage Ratio] and Section 8.2.16 [Minimum Fixed Charges Coverage Ratio].

7.1.16.Additional Information.

The Administrative Agent and each Bank shall have received such information and documentation as may reasonably be requested by the Administrative Agent or any Bank from time to time for purposes of compliance by the Administrative and such Bank with applicable laws (including without limitation the USA Patriot Act or other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Bank to comply therewith.

7.1.17.Other Documents and Conditions..

The Loan Parties shall have delivered such other documents and satisfied such other conditions as may reasonably be requested to be submitted to the Administrative Agent or any Bank by the terms of this Agreement or of any Loan Document or set forth on the closing checklist with respect to the transactions contemplated by this Agreement.

7.2Each Additional Loan or Letter of Credit. It shall be a condition precedent to the making any Loans or issuing, extending or increasing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date, that after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; (ii) no Event of Default or Potential Default shall have occurred and be continuing or shall exist; (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or any of the Banks; and (iv) the Borrowing Agent shall have delivered to the Administrative Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

7.3Conditions to Designation of Designated Borrowers. The designation of a Designated Borrower pursuant to Section 2.13 [Designated Borrowers] is subject to the condition precedent that the Borrowing Agent or such proposed Designated Borrower shall have furnished or caused to be furnished to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent:

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(i)Copies, certified by the Secretary or Assistant Secretary of such Subsidiary (or if such Subsidiary has not appointed a Secretary or Assistant Secretary, any Authorized Officer of such Subsidiary), of its board of directors’ (or other equivalent governing body) resolutions approving the Designated Borrower Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(ii)An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary (or if such Subsidiary has not appointed a Secretary or Assistant Secretary, any Authorized Officer of such Subsidiary), which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Revolving Credit Loans hereunder and sign the Designated Borrower Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Banks shall be entitled to rely until informed of any change in writing by the Borrowing Agent or such Subsidiary;

(iii)Customary opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Banks;

(iv)(a) A replacement revolving credit Note in favor of each Bank reflecting the addition of such Subsidiary as an obligor thereunder (and the prior Note issued to such Bank shall be deemed to be terminated), (b) if requested by the Administrative Agent, an amendment or modification to this Agreement providing for any additional representations, warranties, covenants and/or other provisions reasonably requested by the Administrative Agent, and (c) any other instruments and documents reasonably requested by the Administrative Agent;

(v)The Administrative Agent and each Bank shall have received all documentation and other information relating to such Designated Borrower reasonably requested by the Administrative Agent or any such Bank prior to the effective date of such Designated Borrower’s Designated Borrower Agreement under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA Patriot Act, and any policy or procedure implemented by the Administrative Agent or such Bank to comply therewith; and

(vi)With respect to the initial Loans made to any Foreign Designated Borrower, the Administrative Agent shall have received originals and/or copies, as applicable, of all filings required to be made and such other evidence as the Administrative Agent may reasonably require establishing that each Bank, Swing Line Bank and each Issuing Bank is entitled to receive payments under the Loan Documents without deduction or withholding of any taxes or with such deductions and withholding of taxes as may be reasonably acceptable to the Administrative Agent.

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8.COVENANTS

The Loan Parties, jointly and severally covenant and agree that until Payment in Full, the Loan Parties shall comply at all times with the following affirmative covenants:

8.1Affirmative Covenants.

8.1.1.Preservation of Existence, Etc.

Each Loan Party shall maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except to the extent that the failure to be so qualified, licensed or in good standing would not be reasonably likely to cause a Material Adverse Change and as otherwise permitted in Section 8.2.5 [Liquidations, Mergers, Etc.].

8.1.2.Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in a Material Adverse Change, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

8.1.3.Maintenance of Insurance.

Each Loan Party shall, and shall cause each Excluded Active Subsidiary to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (x) on the Closing Date and annually thereafter a certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.

8.1.4.Maintenance of Properties and Leases.

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Each Loan Party shall, and shall cause each Excluded Active Subsidiary to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof to the extent that a failure to make such repairs, renewals or replacements would be reasonably expected to cause a Material Adverse Change.

8.1.5.Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each Excluded Active Subsidiary to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other intellectual property and authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

8.1.6.Visitation Rights.

Each Loan Party shall permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Banks to visit, no more than twice per year (unless an Event of Default has occurred and is continuing), during normal business hours and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrowing Agent and the Administrative Agent with reasonable notice prior to any visit or inspection; provided, further, that such visit or inspection shall be conducted during normal business hours and shall not unreasonably interfere with the business or operations of the applicable Loan Party and all information obtained or observed during such visit or inspection shall be subject to the confidentiality obligations in Section 11.9 [Confidentiality]. In the event any Bank desires to visit and inspect any Loan Party, such Bank shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Administrative Agent.

8.1.7.Keeping of Records and Books of Account.

The Parent shall, and shall cause each Subsidiary of the Parent to, maintain and keep proper books of record and account which enable the Parent and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Parent or any Subsidiary of the Parent, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8.Plans and Benefit Arrangements.

Each Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of

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the foregoing, each Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements, Multiemployer Plans and Multiple Employer Plans.

8.1.9.Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Change.

8.1.10.Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans for the purposes stated in Section 2.8 [Use of Proceeds]. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

8.1.11.Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

8.1.12.Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. (a) The Loan Parties covenant and agree that they shall promptly notify the Administrative Agent and each of the Banks in writing upon the occurrence of a Reportable Compliance Event.

(b) Each Covered Entity shall conduct their business in compliance with all Anti-Corruption Laws in all material respects and maintain policies and procedures reasonably designed to promote compliance with such Laws.

8.1.13.Additional Information. Each Loan Party shall provide to the Administrative Agent and the Banks such information and documentation as may reasonably be requested by the Administrative Agent or any Bank from time to time for purposes of compliance by the Administrative Agent and such Bank with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Bank to comply therewith.

8.2Negative Covenants.

8.2.1.Indebtedness.

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Each of the Loan Parties shall not at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)Indebtedness under the Loan Documents;

(ii)Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof, or an increase in the effective interest rate thereof, or an earlier maturity date for any payment payable thereunder, or the provision of any security or guarantees therefor, or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1);

(iii)Indebtedness in respect of Capital Leases and Synthetic Lease Obligations or any sale-leaseback transaction (including any extensions or renewals thereof), and any Indebtedness in respect of any refinancing of the Synthetic Lease Obligations under the AVDC Synthetic Lease Documents (the "AVDC Refinancing Indebtedness");

(iv)Indebtedness secured by (A) Purchase Money Security Interests or (B) by security interests in proceeds granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds, provided that (1) the aggregate amount as of any date of all such Indebtedness permitted by this Section 8.2.1(iv)(A) shall not exceed Twenty Five Million and 00/100 Dollars ($25,000,000.00) and (2) the aggregate amount as of any date of all such Indebtedness permitted by this Section 8.2.1(iv)(B) shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00);

(v)Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 8.1.11 [Subordination of Intercompany Loans];

(vi)Any Bank-Provided Hedge or other Qualified Hedge Agreement; and

(vii)Any unsecured Indebtedness not otherwise permitted by (i)-(vi) above; provided that

(1) such Indebtedness is pari passu in right of payment with the Indebtedness hereunder,

(2) such Indebtedness complies with Section 8.2.17 [Negative Pledges], and

(3) immediately prior to and after giving effect to such Indebtedness, no Event of Default or Potential Default shall have occurred hereunder.

8.2.2.Liens.

Each of the Loan Parties shall not at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

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8.2.3.Guaranties.

Each of the Loan Parties shall not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for:
(i)existing Guaranties as set forth on Schedule 8.2.3;

(ii)Guaranties of Indebtedness of the Loan Parties permitted in Section 8.2.1 [Indebtedness];

(iii)other Guaranties to the extent the Indebtedness represented by such Guaranties is permitted in Section 8.2.1 [Indebtedness]; and

(iv)Guaranties by any Loan Party of the obligations, to the extent not prohibited by this Agreement, of any other Loan Party.

8.2.4.Loans and Investments.

Each of the Loan Parties shall not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)trade credit extended on usual and customary terms in the ordinary course of business;

(ii)advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)Permitted Investments;

(iv)investments in a Loan Party;

(v)investments not otherwise permitted in (i)-(iv) above or (vi)-(x) below in an amount which should not exceed One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00) in the aggregate;

(vi)investments in notes and other securities received in settlement of overdue Indebtedness and accounts payable owed to a Loan Party in the ordinary course of business and for amounts which, individually and in the aggregate, are not material to the Loan Parties;

(vii)investments in the nature of seller financing or other consideration received in any disposition (including any sale, lease, assignment or transfer) of assets or property by any Loan Party, provided that the aggregate value of all such investments, other than any such

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investments in a Loan Party, at any time (based on the value at the time of acquisition thereof but reduced by payments or other realization thereon) shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00); provided that, for the avoidance of doubt, sale-leaseback transactions shall be governed by Sections 8.2.1 and 8.2.6 and not by this Section 8.2.4;

(viii)investments in Bank-Provided Hedges or Qualified Hedge Agreements;

(ix)Permitted Acquisitions;

(x)Investments (including equity or debt obligations) in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement (including settlements of litigation) of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(xi)investments in the Big Lots Supplemental Savings Plan and such other similar non-qualified plan as the Loan Parties may create or enter into from time to time.

8.2.5.Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

(i)any Loan Party other than a Borrower may consolidate or merge into another Loan Party which is directly or indirectly wholly-owned by one or more of the other Loan Parties,

(ii)[reserved],

(iii)any Loan Party other than a Borrower or the Parent may be dissolved, provided, that the assets of such Loan Party are distributed to another Loan Party, and

(iv)any Loan Party may receive or acquire, whether by distribution (or series of distributions), purchase or by merger, (A) all or substantially all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that, unless such purchase is of inventory in the ordinary course of business (which shall be a Permitted Acquisition but shall not be subject to the requirements below), each of the following requirements is met:

(a)    if a Loan Party is acquiring the ownership interests in such Person, such Person shall, unless not required by Section 8.2.8 [Subsidiaries, Partnerships, Etc.], execute a Guarantor Joinder and such other documents required by Section 11.15 [Joinder of Guarantors] and join this Agreement as a Guarantor pursuant to Section 11.15 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(b)    the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall

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use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Banks written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(c)    the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be complementary to or substantially the same as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.2.9 [Continuation of or Change in Business];

(d)    no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and

(e)    if the Consideration in connection with any such Permitted Acquisition exceeds Twenty Five Million and 00/100 Dollars ($25,000,000.00), the Loan Parties shall demonstrate that they shall be in compliance with the covenant contained in Section 8.2.15 [Maximum Leverage Ratio] after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition) by delivering at least ten (10) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 8.2.5 evidencing such compliance.

8.2.6.Dispositions of Assets or Subsidiaries.

None of the Loan Parties shall sell, convey, assign, lease, distribute (including by spin-off or split-off), abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible, except:

(i)transactions involving the sale of inventory in the ordinary course of business;

(ii)any sale, transfer or lease of properties or assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's business;

(iii)any sale, transfer, lease or other conveyance of properties or assets by any Loan Party to another Loan Party, including, without limitation, a Subsidiary that will be merged or consolidated with a Loan Party pursuant to a series of transactions that are integrated with such sale, transfer, lease or other conveyance;

(iv)any sale, transfer or lease of properties or assets in the ordinary course of business which are replaced by substitute properties or assets acquired or leased or any disposition of any real property in connection with (a) a sale-leaseback transaction permitted under Section 8.2.1, or (b) a like-kind exchange described in Section 1031 of the Internal Revenue Code and the Treasury Department regulations promulgated thereunder;

(v)any sale or transfer by the Parent of the capital stock or other equity interests of the Parent; or

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(vi)any sale, transfer, lease or other conveyance of properties or assets, other than those specifically excepted pursuant to clauses (i) through (v) above, provided that:

(a)    there shall not exist any Event of Default or Potential Default immediately prior to and after giving effect to such sale; and

(b)    the Loan Parties shall be in compliance with all of the covenants herein applicable to any Loan Party and with respect to any sale the proceeds of which exceed Ten Million and 00/100 Dollars ($10,000,000.00), the Borrowing Agent shall deliver a Compliance Certificate to the Administrative Agent for the benefit of the Banks at least ten (10) Business Days before such sale confirming the same.

8.2.7.Affiliate Transactions.

None of the Loan Parties shall enter into or carry out any transaction with any Affiliates of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party) unless such transaction (a) is not otherwise prohibited by this Agreement, (b) is entered into in the ordinary course of business upon terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an Affiliate, and (c) is in accordance with all applicable Law in all material respects.

8.2.8.Subsidiaries, Partnerships and Joint Ventures; Excluded Inactive Subsidiaries; Excluded Active Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as a Guarantor on the Closing Date; (ii) any Excluded Inactive Subsidiary; (iii) any Excluded Active Subsidiary; or (iv) any Subsidiary formed or acquired after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 11.15 [Joinder of Guarantors] or which merges or consolidates with a Loan Party pursuant to a series of transactions that are integrated with such Subsidiary’s formation; provided, however, no Subsidiary shall be required to join this Agreement as a Guarantor pursuant to Section 11.15 [Joinder of Guarantors] if the execution of a Guaranty Agreement or the Guarantor Joinder would cause material adverse tax consequences to any Loan Party or any Affiliate of a Loan Party (pursuant to Section 956 of the Internal Revenue Code and the United States Income Tax Regulations promulgated thereunder, or otherwise) as demonstrated to the reasonable satisfaction of the Administrative Agent; provided, further that no Subsidiary shall join as a guarantor with respect to the Obligations of BLS, the Parent or any Domestic Subsidiary if (x) such Subsidiary is a Foreign Subsidiary that is a "controlled foreign corporation" within the meaning of Section 957(a) of the Internal Revenue Code (or is a Subsidiary of such Foreign Subsidiary) or (y) such Subsidiary is a Domestic Subsidiary owning, directly or indirectly, no material assets other than equity interests in one or more "controlled foreign corporations" within the meaning of Section 957(a) of the Internal Revenue Code. As of the Closing Date hereof, the Parent and each Subsidiary of Parent which is designated as a "Guarantor" on the signature pages hereof are the only Guarantors.

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Except for investments permitted by Section 8.2.4 [Loans and Investments], each of the Loan Parties shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture. The Loan Parties shall not permit any Excluded Inactive Subsidiary to acquire or hold any material assets, incur or suffer to exist any material liabilities or to conduct any material business.

8.2.9.Continuation of or Change in Business.

None of the Loan Parties shall engage in any business other than the distribution of and the wholesale and retail sale of general merchandise and ancillary or value-added activities and functions in support of or as an enhancement to the foregoing businesses, substantially as conducted and operated by such Loan Party during the present fiscal year, and such Loan Party shall not permit any material change in such business. This Section 8.2.9 shall not prohibit the Parent, BLS or any Subsidiary thereof from engaging in a business which provides services common to the retail or wholesale trade in general merchandise to the Parent, BLS or any Subsidiary thereof or to any Person engaged in the sale of general retail merchandise.

8.2.10.Plans and Benefit Arrangements.

Each of the Loan Parties and each member of the ERISA Group shall not:

(i)fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii)request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii)engage in a Prohibited Transaction with any Plan, Benefit Arrangement, Multiemployer Plan or Multiple Employer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

(iv)permit any Plan to be in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code), determined as of the most recent actuarial valuation report for each Plan using the actuarial assumptions required under Section 412 of the Internal Revenue Code for purposes of funding;

(v)fail to make when due any contribution to any Multiemployer Plan or Multiple Employer Plan that any Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan or Multiple Employer Plan, or any Law pertaining thereto;

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(vi)withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal would result in a Material Adverse Change;

(vii)terminate, or institute proceedings to terminate, any Plan, where such termination would result in a Material Adverse Change;

(viii)permit the imposition of a Lien under Section 303(k)(1) of ERISA; or

(ix)fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure would result in a Material Adverse Change.

8.2.11.[Reserved].

8.2.12.Fiscal Year.

The Parent shall not, and shall not permit any Subsidiary of the Parent to, change its fiscal year from the fifty-two (52)/fifty-three (53) week fiscal year beginning on the Sunday closest to February 1 of each calendar year and ending on the Saturday closest to January 31 of the following calendar year.

8.2.13.Issuance of Stock or Other Equity Interests.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or other equity interests or any options, warrants or other rights in respect thereof other than to another Loan Party or Subsidiary of a Loan Party.

8.2.14.Changes in Organizational Documents.

Except in connection with the dissolution of a Loan Party as permitted in Section 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions], each of the Loan Parties shall not amend in any material respect its certificate or articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least five (5) calendar days' prior written notice to the Administrative Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Administrative Agent in its sole reasonable discretion, obtaining the prior written consent of the Required Banks; provided, however, that any Loan Party (other than Parent) may convert from one form of entity to another form of entity, reincorporate, re-domesticate, or change its name without prior written notice to the Administrative Agent so long as such change would not have a Material Adverse Change.

8.2.15.Maximum Leverage Ratio.

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The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) fiscal quarters then ended, to exceed the ratio set forth below for the periods specified below:

Four (4) Consecutive Fiscal Quarters Ending (Nearest) of Each Year that this Agreement is in Effect)	Maximum Total Leverage Ratio
April 30	3.25 to 1.00
July 31	3.75 to 1.00
October 31	3.75 to 1.00
January 31	3.25 to 1.00

8.2.16.Minimum Fixed Charge Coverage Ratio.

The Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) fiscal quarters then ended, to be less than 1.50 to 1.00.

8.2.17.Negative Pledges.

No Loan Party shall directly or indirectly enter into or assume or become bound by, or permit any Subsidiary to enter into or assume or become bound by, any agreement, other than this Agreement, the other Loan Documents and any operative documents in connection with Synthetic Lease Obligations (the “Synthetic Lease Documents”), or any provision of any certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational formation or governing document prohibiting the creation or assumption of any Lien or encumbrance upon any such Loan Party's or Subsidiary's properties, whether now owned or hereafter created or acquired, or otherwise prohibiting or restricting any transaction contemplated hereby; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any Law or by any Loan Document and the Synthetic Lease Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by both this Agreement and the Synthetic Lease Documents but, (y) solely with respect to the specific assets that secure the Synthetic Lease Obligations, any restriction or condition imposed by the Synthetic Lease Documents and, (z) with respect to any other assets, only to the extent such restriction or condition is limited to the specific assets subject to a Permitted Lien, (iii) customary provisions in leases or other agreements restricting assignment thereof, or (iv) restrictions or conditions imposed by any agreement relating to the issuance by any Loan Party of Indebtedness represented by publicly or privately placed notes as permitted by Section 8.2.1(vii) [Indebtedness].

8.2.18.Sanctions and other Anti-Terrorism Laws.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Subsidiaries to: (a) become a Sanctioned Person; (b) directly, or knowingly indirectly through a

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third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (d) cause any Bank, Administrative Agent to violate any sanctions administered by OFAC.

8.2.19.Anti-Corruption Laws.

Each Loan Party hereby covenants and agrees that until the Expiration Date, the Loan Party will not, and will not permit any its Subsidiaries to directly or knowingly indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

8.3Reporting Requirements. The Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties will furnish or cause to be furnished to the Administrative Agent:

8.3.1.Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year of the Parent, unaudited financial statements of the Parent, consisting of: (i) a consolidated balance sheet as of the end of such fiscal quarter and as of the end of the prior fiscal year; (ii) a consolidated statement of operations for such fiscal quarter and the year-to-date period of the then-current fiscal year, and for the corresponding fiscal quarter and year-to-date period of the prior fiscal year; (iii) a consolidated statement of shareholders' equity as of the end of such fiscal quarter, as of the end of the corresponding fiscal quarter of the prior fiscal year, and as of the end of the prior fiscal year; and (iv) a consolidated statement of cash flows for the year-to-date period of the then-current fiscal year and the corresponding year-to-date period of the prior fiscal year. Each of the aforementioned financial statements shall be in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Parent as having been prepared in accordance with GAAP. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.1 if the Loan Parties have complied with the portion of Section 8.3.8(iv) [Budgets, Forecasts, Other Reports and Information] that relates to Form 10-Q reporting and the financial statements contained in such Form 10-Q reports meet the requirements described in this Section 8.3.1.

8.3.2.Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally recognized

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standing. The Loan Parties shall deliver with such financial statements a certifying letter of such accountants to the Administrative Agent for the benefit of each Bank which shall: (i) be to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, (ii) not contain a "going concern" or like qualification or exception, (iii) not contain a qualification or exception as to the scope of such audit (other than as is customary), and (iv) not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.2 if (i) the Loan Parties have complied with the portion of Section 8.3.8(iv) [Budgets, Forecasts, Other Reports and Information] that relates to Form 10-K reporting and the financial statements contained in such Form 10-K meet the requirements described in this Section 8.3.2 and (ii) the Parent delivers to the Administrative Agent the certifying letter of accountants as described above.

8.3.3.Certificate of the Borrowers.

Concurrently with the financial statements of the Parent furnished to the Administrative Agent for the benefit of the Banks pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a "Compliance Certificate") of the Borrowers signed by an Authorized Officer of each Borrower, in the form of Exhibit 8.3.3 to the effect that, except as described pursuant to Section 8.3.4 [Notice of Default], (i) the representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Sections  8.2.15 [Maximum Leverage Ratio] and 8.2.16 [Minimum Fixed Charge Coverage Ratio].

8.3.4.Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.5.Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party, which involve a claim or series of claims, or which the Loan Party or Subsidiary reasonably determines would be, in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) or which if adversely determined would constitute a Material Adverse Change.

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8.3.6.Certain Events.

Written notice to the Administrative Agent:

(i)at least ten (10) Business Days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 8.2.6(vi) [Dispositions of Assets or Subsidiaries];

(ii)within the time limits set forth in Section 8.2.14 [Changes in Organizational Documents], any material amendment to the organizational documents of any Loan Party; and

(iii)    promptly following any change in organizational documents as permitted in Section 8.2.14.

8.3.7.Notice of Change in Debt Rating.

Within two (2) Business Days after Standard & Poor's or Moody's announces a change in the Debt Rating, notice of such change. The Borrowing Agent will deliver together with such notice a copy of any written notification which any Loan Party received from the applicable rating agency regarding such change of Debt Rating.

8.3.8.Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to any Loan Party:

(i)any forecasts or projections of the Parent, to be supplied not later than forty-five (45) days following the commencement of the fiscal year to which any of the foregoing may be applicable,

(ii)any reports including management letters submitted to the Parent by independent accountants in connection with any annual, interim or special audit,

(iii)any reports or notices generally distributed by the Parent to its shareholders on a date no later than the date supplied to such shareholders,

(iv)periodic or current reports, including Forms 10-K, 10-Q and 8-K, proxy statements, registration statements and prospectuses (but excluding statements regarding beneficial ownership on Forms 3, 4 and 5), filed by the Parent with the SEC,

(v)a copy of any order in any proceeding to which the Parent or any of its Subsidiaries is a party issued by any Official Body which would reasonably be expected to result in a Material Adverse Change, and

(vi)such other reports and information as any of the Banks may from time to time reasonably request. The Borrowing Agent shall also notify the Banks promptly of the enactment or adoption of any Law which would reasonably be expected to result in a Material Adverse Change.

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Information required to be delivered pursuant to sub-clause (iv) above shall be deemed to have been delivered on the date on which the Loan Parties provide notice to the Administrative Agent that such information has been posted on the Internet at www.biglots.com, www.sec.gov or another website identified in such notice and accessible by the Administrative Agent without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 8.3.3 [Certificate of the Borrowers] and (ii) the Borrowing Agent shall deliver paper copies of the information referred to in sub-clause (iv) above to the Administrative Agent if it so requests.

In the event that the Parent shall for any reason cease to be subject to the reporting requirements of the Securities Exchange Act of l934, as amended, it shall nonetheless furnish to the Administrative Agent reports containing substantially the same information at substantially the same times as would otherwise be required by the foregoing provisions of sub-clause (iv) above.

8.3.9.Notices Regarding Plans and Benefit Arrangements.

8.3.9.1Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)any Reportable Event with respect to any Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii)any Prohibited Transaction which could subject any Borrower or any other member of the ERISA Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii)any assertion of material withdrawal liability with respect to any Multiemployer Plan or Multiple Employer Plan,

(iv)any partial or complete withdrawal from a Multiemployer Plan or Multiple Employer Plan by any Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v)any cessation of operations (by any Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi)withdrawal by any Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

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(vii)a failure by any Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k)(1) of ERISA,

(viii)a determination that any Plan is, or is expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)4) of the Internal Revenue Code, or

(ix)any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially reduce the Plan's funding target attainment percentage or materially increase the obligation to make periodic contributions.

8.3.9.2Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by any Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by any Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by any Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of any Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by any Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

8.3.9.3Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 500, or any successor or equivalent form to Form 500, filed with the PBGC in connection with the standard termination of any Plan.

9.DEFAULT

9.1Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1.Payments Under Loan Documents.

Any Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing when such principal is due hereunder or (ii) shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof (whether at stated maturity, by acceleration or otherwise);

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9.1.2.Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3.Anti-Terrorism Laws.

Any representation or warranty contained in clause (i) of Section 6.1.25 [Anti-Terrorism Laws] is or becomes false or misleading at any time;

9.1.4.Breach of Negative Covenants or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.3 [Maintenance of Insurance], Section 8.1.6 [Visitation Rights], clause (a) of Section 8.1.12 [Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws] or Section 8.2 [Negative Covenants];

9.1.5.Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of fifteen (15) Business Days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Administrative Agent in its sole reasonable discretion);

9.1.6.Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving Indebtedness under which any Loan Party may be obligated as a borrower or guarantor in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.7.Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not satisfied, discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

9.1.8.Loan Document Unenforceable.

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Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by a Loan Party or cease to give or provide the remedies, powers or privileges intended to be created thereby;

9.1.9.Proceedings Against Assets.

Any of the Loan Parties' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, receiver and manager, trustee, custodian, assignee for the benefit of creditors or other similar official and the same is not cured within sixty (60) days thereafter;

9.1.10.Notice of Lien or Assessment.

A notice of Lien or assessment in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

9.1.11.Insolvency.

Any Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature; provided that any Loan Party may dissolve in accordance with Section 8.2.5(iii) [Liquidations, Mergers, Consolidations, Acquisitions];

9.1.12.Events Relating to Plans and Benefit Arrangements.

Any of the following occurs: (i) any Reportable Event which constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii), or (iv) above, the Administrative Agent determines in good faith that the amount of the Loan Parties' liability is likely to exceed ten percent (10%) of its consolidated tangible net worth; (v) the Borrowers or any member of the ERISA Group shall fail to make any contributions when due to a Plan, Multiemployer Plan or Multiple Employer Plan; (vi) the Borrowers or any other member of the ERISA Group shall commit a failure under Section 303(k)(1) of ERISA and is required to provide notice to the PBGC under Section 303(k)(4) of ERISA; (vii) the Borrowers or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan or a Multiple Employer Plan; (viii) the Borrowers or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan or cease operations at a facility under the circumstances described

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in Section 4062(e) of ERISA; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans, Multiple Employer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the occurrence of which would be reasonably likely to result in a Material Adverse Effect;

9.1.13.Cessation of Business.

Any Loan Party ceases to conduct its business as contemplated, except as permitted under Section 8.2.5 [Liquidations, Mergers, Etc.] or 8.2.6 [Dispositions of Assets or Subsidiaries], or any Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

9.1.14.Change of Control.

(i) Any person or group of persons (within the meaning of Sections 13(d), 14(a) or 14(d) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 and 13d-5 promulgated by the SEC under said Act) thirty-three and one-third of one percent (33.33%) or more of the voting capital stock of the Parent, or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Parent on the first day of such period, together with any directors whose election by such board of directors or whose nomination for election by the shareholders was approved by a vote of the majority of the directors then in office shall cease to constitute a majority of the board of directors of the Parent.

9.1.15.Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

9.1.16.Voluntary Proceedings.

Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

9.2Consequences of Event of Default.

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9.2.1.Events of Default Other Than Bankruptcy or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through 9.1.14 [Change of Control] shall occur and be continuing, the Banks, the Issuing Banks and the Administrative Agent shall be under no further obligation to make Revolving Credit Loans or issue Letters of Credit, as the case may be, and the Administrative Agent may, and upon the request of the Required Banks, shall by written notice to the Borrowers: (i) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, (ii) declare the unpaid principal amount of the Revolving Credit Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each applicable Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, or (iii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for their Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Banks, and grant to the Administrative Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Administrative Agent shall return such cash collateral to the applicable Borrower; and

9.2.2.Bankruptcy or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.15 [Involuntary Proceedings] or 9.1.16 [Voluntary Proceedings] shall occur, the Commitments shall automatically terminate and be of no further force and effect, the Banks, the Issuing Banks and the Administrative Agent shall be under no further obligations to make Revolving Credit Loans or issue Letters of Credit, as the case may be, hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3.Set-off.

If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Banks] and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without prior notice to such Loan Party, subject to Section 5.3 [Sharing of Payments by Banks], to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrowers and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, such Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by such

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Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Administrative Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of such Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Bank or the Administrative Agent. Each Bank agrees to notify the applicable Loan Party and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such set-off and application; and

9.2.4.Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2 [Consequences of Event of Default], the Administrative Agent or any Bank, if owed any amount with respect to the Loans, may, subject to Section 5.3 [Sharing of Payments by Banks], proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver or receiver and manager, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Bank; and

9.2.5.Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, and subject to the provisions of Section 11.18 [Bifurcation of Obligations], all amounts collected or received by the Administrative Agent or any Bank on account of the Obligations or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i)First, to payment of that portion of the Obligations constituting fees, indemnities, and out-of-pocket expenses and other amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Banks in their capacity as such and the Swing Loan Bank in its capacity as such, ratably among the Administrative Agent, the Issuing Bank and Swing Loan Bank in proportion to the respective amounts described in this clause First payable to them;

(ii)Second, to payment of that portion of the Obligations constituting fees, indemnities and other out-of-pocket amounts (other than principal and interest) payable to the Banks under the Loan Documents, including reasonable attorney fees, ratably among the Banks in proportion to the respective amounts described in this clause Second payable to them;

(iii)Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them;

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(iv)Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Bank-Provided Hedges, ratably among the Banks, the Issuing Banks, and the Banks or Affiliates of Banks which provide Bank-Provided Hedges, in proportion to the respective amounts described in this clause Fourth held by them;

(v)Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit; and

(vi)Last, the balance, if any, to the Loan Parties or as required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.

9.2.5.2Notwithstanding the foregoing, amounts received from any Loan Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to any Bank providing a Bank-Provided Hedge (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 9.2.5 [Application of Proceeds] from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in above paragraphs of this Section 9.2.5 [Application of Proceeds] by Banks providing Bank-Provided Hedges that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the above paragraphs of this Section 9.2.5 [Application of Proceeds].

9.2.6.Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Administrative Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Administrative Agent may, and upon the request of the Required Banks shall, subject to Section 10.3(ii) [Exculpatory Provisions] exercise all post-default rights granted to the Administrative Agent and the Banks under the Loan Documents or applicable Law.

10.THE ADMINISTRATIVE AGENT

10.1Appointment and Authority. Each of the Banks and Issuing Bank hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Banks and the Issuing

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Banks, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term "Bank" or "Banks" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

10.3Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(A)shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(B)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law; and

(C)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowing Agent, a Bank or an Issuing Bank.

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The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Bank or Participant or prospective Bank or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

10.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Banks and the Borrowing Agent. Upon receipt of any such notice of resignation, the Required Banks shall have the right, with approval

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from the Borrowing Agent (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Bank or a Disqualified Institution; provided further that if the Administrative Agent shall notify the Borrowing Agent and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any cash collateral held by the Administrative Agent on behalf of the Banks or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such cash collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and Issuing Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Bank and the Swing Loan Bank. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Bank and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Bank and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7Non-Reliance on Administrative Agent and Other Banks. Each Bank and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its

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own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Syndication Agents, Joint Lead Arrangers, Joint Bookrunners or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or an Issuing Bank hereunder.

10.9Administrative Agent's Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the "Administrative Agent's Fee") under the terms of a letter (the "Administrative Agent's Letter") between the Borrowers and the Administrative Agent, as amended from time to time.

10.10Authorization to Release Guarantors. The Banks and Issuing Banks authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties in a transaction permitted under Section 8.2.6 [Disposition of Assets or Subsidiaries] or 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions] (but excluding Section 8.2.5(ii)).

10.11No Reliance on Administrative Agent's Customer Identification Program. Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Bank's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.12Erroneous Payments.

(a)If the Administrative Agent notifies a Bank or Issuing Bank or any Person who has received funds on behalf of a Bank or Issuing Bank of such Bank or Issuing Bank (any such Bank, Issuing Bank or other recipient (and each of their respective successors and assigns), a "Payment Recipient") that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Bank, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an "Erroneous Payment"), and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending

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its return or repayment as contemplated below in this Section 10.12, and held in trust for the benefit of the Administrative Agent, and such Bank or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in Same Day Funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in Same Day Funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Bank or Issuing Bank, or any Person who has received funds on behalf of a Bank or Issuing Bank (and each of their respective successors and assigns), such Bank or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Bank or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Bank or Issuing Bank shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.12 shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) above or on whether or not an Erroneous Payment has been made.

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(c)Each Bank or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Bank Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Bank or Issuing Bank from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Bank or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an "Erroneous Payment Return Deficiency"), upon the Administrative Agent’s notice to such Bank or Issuing Bank at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (i) such Bank or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Class") in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment") at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Bank or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Bank shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Bank shall become a Bank or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Bank or assigning Issuing Bank shall cease to be a Bank or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Bank or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

    (ii) Subject to Section 11.8, (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrowers or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Bank or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Bank or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Bank (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Bank pursuant to

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an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Bank from time to time.

(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Bank or Issuing Bank, to the rights and interests of such Bank or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the "Erroneous Payment Subrogation Rights") (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party; provided that this Section 10.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Bank or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

10.13ERISA Matters.

(a)Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Administrative Agent and the Lead Arranger and their respective Affiliates, and not for the benefit of Borrowers or any other Loan Party, that at least one of the following is and will be true:

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(i)such Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,

(ii)the transaction exemption set forth in one or more Prohibited Transaction Exemptions ("PTEs"), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b)In addition, unless sub-clause (i) in the immediately preceding Section 10.13(a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding Section 10.13(a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower, that:

(i)none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any other documents related to hereto or thereto),

(ii)the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks

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independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loans),

(iii)the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(iv)no fee or other compensation is being paid directly to the Administrative Agent or Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

The Administrative Agent and the Lead Arranger hereby inform the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

11.MISCELLANEOUS

11.1Modifications, Amendments or Waivers. With the written consent of the Required Banks, the Administrative Agent, acting on behalf of all the Banks, and the Borrowers, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1.Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Bank hereunder without the consent of such Bank;

11.1.2.Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the

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Commitment Fee or any other fee payable to any Bank, without the consent of each Bank directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this Section 11.1.2);

11.1.3.Release of Guarantor. Except as set forth in Section 10.10 [Authorization to Release Guarantors] and for sales of assets permitted by Section 8.2.6 [Disposition of Assets or Subsidiaries], release any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Banks; or

11.1.4.Miscellaneous. Amend the definition of “Optional Currency”, Section 2.12.5 [Requests for Additional Optional Currencies], Section 5.2 [Pro Rata Treatment of Banks], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Banks] or this Section 11.1, alter any provision regarding the pro rata treatment of the Banks or requiring all Banks to authorize the taking of any action or reduce any percentage specified in the definition of Required Banks, in each case without the consent of all of the Banks;

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Banks, or the Swing Loan Bank may be made without the written consent of the Administrative Agent, the Issuing Banks or the Swing Loan Bank, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained (each a "Non-Consenting Bank"), then the Borrowers shall have the right to replace any such Non-Consenting Bank with one or more replacement Banks pursuant to Section 5.6.2 [Replacement of a Bank]. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank, and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank disproportionately adversely relative to other affected Banks shall require the consent of such Defaulting Bank.

Notwithstanding the foregoing, (a) the Administrative Agent, with the consent of the Borrowing Agent, may amend, modify or supplement any Loan Document without the consent of any Bank or the Required Banks (i) in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document or (ii) pursuant to the provisions of Section 7.3 (provided that in each case with respect to the foregoing clauses (i) and (ii), any such amendment, modification or supplement shall not be materially adverse to the interests of the Banks taken as a whole); and (b) without the consent of any Bank or the Borrowers, within a reasonable time after (i) the effective date of any permitted increase or addition to, extension of or decrease from, the Revolving Commitment Amount, or (ii) any assignment by any Bank of some or all of its Revolving Commitment Amount, the Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1(B) to reflect such change, whereupon such revised Schedule 1.1(B) shall replace the old Schedule 1.1(B) and become part of this Agreement.

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In addition, notwithstanding any provision herein to the contrary (including, without limitation, Section 11.1.4), this Agreement may be amended to extend (x) the Expiration Date with respect to the Revolving Credit Commitments of Banks under the Revolving Credit Facility that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Bank, the Administrative Agent and the Borrowing Agent (and no other Bank) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended; (y) the Existing Term Loan Maturity Date with respect to applicable Banks that agree to such extension with respect to their Incremental Term Loans with the written consent of each such approving Bank, the Administrative Agent and the Borrowing Agent (and no other Bank) and, in connection therewith, to provide for different rates of interest and fees under the Incremental Term Loan Facility with respect to the portion thereof with an Existing Term Loan Maturity Date so extended; provided that in each such case any such proposed extension of the Expiration Date or the Existing Term Loan Maturity Date shall have been offered to each Bank with Loans or Commitments under the applicable Facility proposed to be extended, and if the consents of such Banks exceed the portion of Commitments and Loans the Borrowers wish to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Banks; provided that any such offer may, at the Borrowers’ option, be made to the Banks in respect of any tranche or tranches of Incremental Term Loans without being made to any other tranche of Incremental Term Loans or the Term Loan Facility, as the case may be.

11.2No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3Expenses; Indemnity; Damage Waiver.

11.3.1.Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all reasonable fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Bank or any Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Bank or Issuing Bank), and all reasonable fees, charges and disbursements for attorneys who may be employees of the Administrative Agent, any Bank or any Issuing Bank, in connection with the enforcement or

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protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrowers hereunder by considering the usage of one law firm per national jurisdiction to represent the Banks and the Administrative Agent if appropriate under the circumstances. In addition, the Banks hereby agree not to require that the Loan Parties pay to the Banks an "amendment fee" in connection with any approval or consent that may be provided by them to the Loan Parties pursuant to this Agreement in connection with any amendment to this Agreement and the other Loan Documents required solely as a result of the Loan Parties request to have a Guarantor become a Borrower hereunder or designating a Designated Borrower hereunder (the "Additional Borrower Amendment"); provided, however, that the Loan Parties shall pay all reasonable costs and expenses incurred in connection with the Additional Borrower Amendment as provided for above in this Section 11.3.1 [Costs and Expenses].

11.3.2.Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Bank and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees, charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Loan Parties under the Loan Documents, or (iv) any actual or prospective Environmental Complaint, claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (C) if the Borrowers were not given notice of the subject claim and the

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opportunity to participate in the defense thereof, at its expense (except that each Loan Party shall remain liable to the extent such failure to give notice does not result in a loss to such Loan Party), (D) if the same results from a compromise or settlement agreement entered into without the consent of the Borrowers, which shall not be unreasonably withheld, or (E) in the case of disputes solely between or among Indemnitees.

11.3.3.Reimbursement by Banks. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Loan Parties] to be paid by them to the Administrative Agent (or any sub-agent thereof), an Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), an Issuing Bank or such Related Party, as the case may be, such Bank's Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.

11.3.4.Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by the Loan Parties] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

11.3.5.Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

11.4Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5Notices; Effectiveness; Electronic Communication.

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11.5.1.Notices Generally. Any notice, request, demand, direction or other communication (for purposes of this Section 11.5 only, a "Notice" to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes e-mail or facsimile transmission). Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 11.5 [Notices; Effectiveness; Electronic Communication]. Any Notice shall be effective:

(i)In the case of hand-delivery, when delivered;

(ii)If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii)In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv)In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v)In the case of electronic transmission, when actually received; and

(vi)If given by any other means (including by overnight courier), when actually received.

Any Bank giving a Notice to a Loan Party shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Banks of its receipt of such Notice. Any party hereto may change its address, e-mail, telephone number and/or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

11.5.2.Electronic Communications. Notices and other communications to the Banks and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Bank or the Issuing Banks if such Bank or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient,

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such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3.Change of Address, Etc. Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

11.6Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Banks shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or Swing Loan Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.7Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and shall continue until Payment in Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8Successors and Assigns.

11.8.1.Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Banks], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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11.8.2.Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

a.in the case of an assignment of the entire remaining amount of the assigning Bank's Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

b.in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than Five Million and 00/100 Dollars ($5,000,000.00), unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowing Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

a.the consent of the Borrowing Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; and

b.the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), and the assignee, if it is not a Bank, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)No Assignment to a Loan Party. No such assignment shall be made to any Loan Party or any Affiliates or Subsidiaries of any Loan Party.

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(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Applicable Reference Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

11.8.3.Register. The Administrative Agent, acting solely for this purpose as an agent of the applicable Borrower, shall maintain a record of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time. Such register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is in such register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowing Agent and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4.Participations. Any Bank may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than (a) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) any Loan Party or any of such Loan Party's Affiliates or Subsidiaries, (c) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute a Defaulting Bank or a Subsidiary thereof or (d) a Disqualified Institution) (each, a "Participant") in all or a portion of such Bank's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Banks and the Issuing Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve

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any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 11.1.1 [Increase of Commitment], Section 11.1.2 [Extension of Payment, Etc.], or Section 11.1.3 [Release of Guarantor]). Subject to Section 11.8.5 [Certain Pledges; Successors and Assigns Generally], the Borrowers agree that each Participant shall be entitled to the benefits of Section 4.4 [Applicable Reference Rate Unascertainable; Etc.] and Section 5.8 [Increased Costs] to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Banks]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Setoff] as though it were a Bank; provided such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Banks] as though it were a Bank.

A Participant shall not be entitled to receive any greater payment under Section 5.8 [Increased Costs], Section 5.9 [Taxes] or Section 11.3 [Expenses; Indemnity; Damage Waiver] than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.9.5 [Status of Banks] as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Income Tax Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8.5.Certain Pledges; Successors and Assigns Generally. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

11.8.6.Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Bank entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such

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assignment in writing in their sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment, participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Bank and (y) the execution by the Borrowers of an Assignment and Assumption or a joinder agreement (or similar agreement) with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this Section 11.8.6 shall apply.

(ii)If any assignment or participation is made to any Disqualified Institution without the Borrowers’ prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more eligible Assignees under Section 11.8 at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Banks by the Borrowers, the Administrative Agent or any other Bank, (y) attend or participate in meetings attended by the Bank and the Administrative Agent, or (z) access any electronic site established for the Bank or confidential communications from counsel to or financial advisors of the Administrative Agent or the Banks and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Bank to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Banks that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting any plan of reorganization or plan of liquidation (a "Reorganization Plan"), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Reorganization Plan, (2) if such Disqualified Institution does vote on such Reorganization Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Reorganization Plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code (or any similar provision in any other similar Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

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The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on Syndtrak or a substantially similar electronic transmission system, including that portion of such electronic transmission system that is designated for “public side” Banks and/or (B) provide the DQ List to each Bank requesting the same.

11.9Confidentiality.

11.9.1.General.

The Administrative Agent, the Banks and the Issuing Banks each agree to keep confidential all information obtained from the Parent or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Parent or such Subsidiary specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Administrative Agent, the Banks and the Issuing Banks shall be permitted to disclose such information (i) to their respective officers, directors, employees, agents, outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants (including prospective assignees and participants) as contemplated by Section 11.8 [Successors and Assigns], (iii) to the extent requested by any bank regulatory authority, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement; provided that prior to such disclosure the Borrowers are given reasonable advance notice of such order and an opportunity to object to such disclosure, provided further that no such notice or opportunity shall be required if disclosure is required in connection with an examination by a bank regulatory authority or is required in circumstances where the applicable Official Body does not permit such notice or opportunity (it being understood the Administrative Agent, the Banks and the Issuing Banks, as applicable, will inform such Official Body of the confidential nature of the confidential information being disclosed), (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Parent or such Subsidiary, as applicable, shall have consented to such disclosure.

11.9.2.Sharing Information With Affiliates of the Banks.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank and each of the Loan Parties hereby authorizes each Bank to share any information delivered to such Bank by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or Affiliate of any Bank receiving such information shall be bound by the provisions of Section 11.9.1 [General] as if it were a Bank hereunder. Such authorization shall survive Payment in Full.

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11.10Counterparts; Integration; Effectiveness.

11.10.1.Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1.Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles. Each Standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance ("UCP") or the rules of the International Standby Practices (ICC Publication Number 590) ("ISP98"), as determined by the applicable Issuing Bank, and each Commercial Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of Ohio without regard to its conflict of laws principles.

11.11.2.SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO SITTING IN FRANKLIN COUNTY, OHIO AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

11.11.3.WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING

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ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4.SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12USA Patriot Act Notice. Each Bank that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Bank or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

11.13Payment of Debt; Joint and Several Obligations; Borrowing Agency.

11.13.1.Loan Parties.

The Loan Parties shall be jointly and severally liable for the Obligations under this Agreement and each of the other Loan Documents. Without limiting the generality of the foregoing, each of the Loan Parties hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Loan Parties in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations of, and inure to and are binding upon, each and all of the Loan Parties, jointly and severally.

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11.13.2.Designation of Borrowing Agent; Nature of Borrowing Agency.

Each Borrower (including each Designated Borrower) hereby irrevocably designates the Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower(s) , and hereby authorizes the Administrative Agent, the Banks and the Issuing Banks to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrowing Agent. The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. The Administrative Agent, the Banks and the Issuing Banks shall incur no liability to the Borrowers as a result thereof. To induce the Administrative Agent, the Banks and the Issuing Banks to do so and in consideration thereof, each Borrower hereby indemnifies the Administrative Agent, the Banks and the Issuing Banks and holds each of them harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Administrative Agent, the Banks or the Issuing Banks by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Administrative Agent, the Banks or the Issuing Banks on any request or instruction from the Borrowing Agent or any other action taken by the Administrative Agent, the Banks or the Issuing Banks with respect to this Section 11.13.2 [Designation of Borrowing Agent, Etc.] except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

11.14Additional Waivers.

Each Loan Party hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Obligations based on any contention that its liability hereunder and under the other Loan Documents is limited and not joint and several. Each Loan Party acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Administrative Agent and the Banks to make the Loans, and that the Administrative Agent and the Banks are relying on each specific waiver and all such waivers in entering into this Agreement. Each Loan Party further agrees that:

(i)the Administrative Agent and the Banks may do any of the following with notice to such Loan Party and without adversely affecting the validity or enforceability of this Agreement or the Obligations (or any portion thereof): (i) release, surrender, exchange, compromise or settle the Obligations or any portion thereof, with respect to any other Loan Party; (ii) change, renew or waive the terms of the Obligations, or any part thereof with respect to any other Loan Parties; (iii) change, renew or waive the terms of any of the Loan Documents or any other agreements relating to the Obligations, or any portion thereof, with respect to any other Loan Party; (iv) grant any extension or indulgence with respect to the payment or performance of the Obligations, or any portion thereof, with respect to any other Loan Party; (v) enter into any agreement of forbearance with respect to the Obligations, or any portion thereof, with respect to any other Loan Party; and (vi) release, surrender, exchange, impair or compromise any security of any other Loan Party held by the Administrative Agent or any Bank for the Obligations or any portion thereof. Each Loan Party agrees that the Administrative Agent and the Banks may do any of the above as the Administrative Agent and the Banks deem necessary or

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advisable, in the Administrative Agent's and the Banks' sole discretion, without giving notice to any other Loan Party, and that such Loan Party will remain liable for full payment and performance of the Obligations; and

(ii)each Loan Party waives and agrees not to enforce any of the rights of the Administrative Agent or the Banks against any other Loan Party or any other obligor of the Obligations, or any portion thereof, unless and until all of the Obligations shall have been indefeasibly paid in full and the Borrowers' rights to borrow hereunder have terminated, including but not limited to any right of such Borrower to be subrogated in whole or in part to any right or claim of the Administrative Agent and the Banks with respect to the Obligations or any portion thereof. Each Loan Party hereby irrevocably agrees that following the occurrence of any Event of Default which has not been waived by the Administrative Agent or the Banks, such Loan Party shall not enforce any rights of contribution, indemnity or reimbursement from any other Loan Party on account of such Loan Party’s payment of the Obligations, or any portion thereof, unless and until Payment in Full. Each of the Loan Parties hereby waives any defenses based on suretyship or the like.

11.15Joinder of Guarantors.

Any Subsidiary of the Parent which is required to join this Agreement as a Guarantor pursuant to Section 8.2.8 [Subsidiaries, Partnerships and Joint Ventures, etc.] and which has not yet done so shall execute and deliver to the Administrative Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 7.1 [First Loans] modified as appropriate to relate to such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Administrative Agent within thirty (30) Business Days after the date of (a) the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, (b) the filing of its certificate of limited partnership if it is a limited partnership or (c) if it is an entity other than a limited partnership or corporation, its organization.

11.16Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is the applicable Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

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(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

11.17Keepwell.

Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in order for such Loan Party to honor its guaranty obligations under this Agreement, or other Loan Documents, in each case, in respect of Swap Obligations of a Loan Party (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 11.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.17, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 11.17 shall remain in full force and effect until performance in full of all Bank-Provided Hedges entered into from time to time by any Loan Party prior to the date on which all Obligations are paid in full to the Banks, the Administrative Agent, and all of the Banks' Commitments are terminated. The Qualified ECP Loan Parties intend that this Section 11.17 constitutes, and this Section 11.17 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.18Bifurcation of Obligations.

The parties hereto acknowledge and agree that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the Borrowers shall be joint and several in nature (unless such joint and several liability (i) shall result in adverse tax consequences to any Borrower or Domestic Subsidiary or (ii) is not permitted by any Law applicable to any Designated Borrower, in which either such case, the liability of such Designated Borrower shall be several in nature) regardless of which such Person actually receives Loans hereunder or the amount of such Loans received or the manner in which the Administrative Agent, Issuing Bank or any Bank accounts for such Loans on its books and records. Notwithstanding anything contained to the contrary herein or in any Loan Document, (A) no Foreign Designated Borrower shall be obligated with respect to any Obligations of the BLS, the Parent or of any Domestic Subsidiary, (B) the Obligations owed by a Foreign Designated Borrower shall be several and not joint with the Obligations of the Borrowers or of any Designated Borrower that is a

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Domestic Subsidiary and (C) no Foreign Designated Borrower shall be obligated as a guarantor with respect to the Obligations of BLS, the Parent or any Domestic Subsidiary.

11.19No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arrangers and the Banks are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Banks and their Affiliates (solely for purposes of this Section, the Banks and their Affiliates shall collectively be referred to as the "Lenders"), on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. Except with respect to the Administrative Agent’s duties and obligations to the Loan Parties as provided herein and to the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.20Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

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(a)In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.20, the following terms have the following meanings:

"BHC Act Affiliate" of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Covered Entity" means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"QFC" has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.21Amendment and Restatement.

This Agreement amends and restates in its entirety the Existing Credit Agreement. All references to the "Agreement" contained in the Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrowers and the other Loan Parties outstanding under

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the Existing Credit Agreement and the Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Obligations without novation. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations.

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]
IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWERS:

ATTEST: By: /s/ Jason N. Judd Name: Jason N. Judd Title: Senior Vice President, Corporate Finance and Treasurer	BIG LOTS STORES, INC. By: /s/ Jonathan E. Ramsden Name: Jonathan E. Ramsden Title: Executive Vice President, Chief Financial and Administrative Officer
ATTEST: By: /s/ Jason N. Judd Name: Jason N. Judd Title: Senior Vice President, Corporate Finance and Treasurer	BIG LOTS, INC. By: /s/ Jonathan E. Ramsden Name: Jonathan E. Ramsden Title: Executive Vice President, Chief Financial and Administrative Officer

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS:
ATTEST: By: /s/ Jason N. Judd Name: Jason N. Judd Title: Senior Vice President, Corporate Finance and Treasurer
AVDC, INC.
Big Lots eCommerce LLC
BIG LOTS F&S, INC.
CLOSEOUT DISTRIBUTION, INC.
C.S. ROSS COMPANY
CSC DISTRIBUTION, LLC
DURANT DC, LLC
GREAT BASIN LLC
PNS STORES, INC.

By: /s/ Jonathan E. Ramsden
Name:    Jonathan E. Ramsden
Title:    Executive Vice President, Chief Financial and Administrative Officer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS (Continued):
WITNESS: By: /s/ Jason N. Judd Name: Jason N. Judd Title: Senior Vice President, Corporate Finance and Treasurer	BLHQ LLC By: /s/ Jonathan E. Ramsden Name: Jonathan E. Ramsden Title: Executive Vice President, Chief Financial and Administrative Officer
WITNESS: By: /s/ Jason N. Judd Name: Jason N. Judd Title: Senior Vice President, Corporate Finance and Treasurer	BROYHILL, LLC By: /s/ Jonathan E. Ramsden Name: Jonathan E. Ramsden Title: Executive Vice President, Chief Financial and Administrative Officer
WITNESS: By: /s/ Jason N. Judd Name: Jason N. Judd Title: Senior Vice President, Corporate Finance and Treasurer	PAFDC LLC By: /s/ Jonathan E. Ramsden Name: Jonathan E. Ramsden Title: Executive Vice President, Chief Financial and Administrative Officer
WITNESS: By: /s/ Jason N. Judd Name: Jason N. Judd Title: Senior Vice President, Corporate Finance and Treasurer	GAFDC LLC By: /s/ Jonathan E. Ramsden Name: Jonathan E. Ramsden Title: Executive Vice President, Chief Financial and Administrative Officer
WITNESS: By: /s/ Jason N. Judd Name: Jason N. Judd Title: Vice President and Treasurer	CONSOLIDATED PROPERTY HOLDINGS, INC. LLC By: /s/ Jonathan E. Ramsden Name: Jonathan E. Ramsden Title: President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

ADMINISTRATIVE AGENT, SYNDICATION AGENTS, CO-DOCUMENTATION AGENTS AND BANKS:
PNC BANK, NATIONAL ASSOCIATION, as a Bank and Administrative Agent By: /s/ Anthony Irwin Name: Anthony Irwin Title: Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank and a Syndication Agent

By: /s/ Andre Hester
Name: Andre Hester
Title: Director

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Bank and a Syndication Agent

By: /s/ Michael P. Dickman
Name: Michael P. Dickman
Title: Senior Vice President

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

TRUIST BANK, as a Bank and a Syndication Agent

By: /s/ Patricia J. Noneman
Name: Patricia J. Noneman
Title: Director
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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK, as a Bank and Co-Documentation Agent

By: /s/ Phil Andresen
Name: Phil Andresen
Title: Vice President

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Bank and Co-Documentation Agent

By: /s/ Gregg Bush
Name: /s/ Gregg Bush
Title: Senior Vice President

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Bank and Co-Documentation Agent

By: /s/ Todd S. Robinson
Name: Todd S. Robinson
Title: Senior Vice President

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

MUFG BANK, LTD., as a Bank and Co-Documentation Agent

By: /s/ Henry Schwarz
Name: Henry Schwarz
Title: Director

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

Capital One, National Association, as a Bank

By: /s/ Benjamin Lucas
Name: Benjamin Lucas
Title: Vice President

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

Citizens Bank, N.A., as a Bank

By: /s/ Carl S. Tabacjar Jr.
Name: Carl S. Tabacjar Jr.
Title: Senior Vice President

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

First Commonwealth Bank, as a Bank

By: /s/ Jason R. Borgoyne
Name: Jason R. Borgoyne
Title: AVP, Corporate Banker

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

The Bank of Nova Scotia, as a Bank

By: /s/ Todd Kennedy
Name: Todd Kennedy
Title: Director

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

BOKF, National Association, as a Bank

By: /s/ Timberly Harding
Name: Timberly Harding
Title: Senior Vice President

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[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

Comerica Bank, as a Bank

By: /s/ Flav Pop
Name: Flav Pop
Title: Vice President
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SCHEDULE 1.1(A)
PRICING GRID--
VARIABLE PRICING AND FEES

Level	Debt Rating	Leverage Ratio	Base Rate Margin	Eurocurrency Rate Margin	Commitment Fee Percentage	Commercial Letter of Credit Fee Percentage	Standby Letter of Credit Fee Percentage
I	BBB+ or Baa1 or above	Less than 1.25 to 1.00	0.000%	1.000%	0.100%	0.500%	1.000%
II	BBB or Baa2	Greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00	0.125%	1.125%	0.125%	0.5625%	1.125%
III	BBB- or Baa3	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	0.375%	1.375%	0.150%	0.6875%	1.375%
IV	BB+ or Ba1	Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	0.500%	1.500%	0.175%	0.75%	1.500%
V	BB or Ba2	Greater than or equal to 2.75 to 1.00 but less than 3.25 to 1.00	0.625%	1.625%	0.200%	0.8125%	1.625%
VI	< BB or Ba2	Greater than or equal to 3.25 to 1.00	0.750%	1.750%	0.225%	0.875%	1.750%

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A.On the Closing Date, the Base Rate Margin, Eurocurrency Rate Margin, Commitment Fee Percentage, Commercial Letter of Credit Fee Percentage and Standby Letter of Credit Fee Percentage (each as outlined in the pricing grid, above), shall be set to the fees and spreads associated with “Level III” pricing and shall remain at such level until the due date of the Compliance Certificate for the fiscal quarter ending October 31, 2021.

B.For all other periods during which the Parent's Indebtedness is not rated by Standard & Poor's and/or Moody's, the Base Rate Margin, Eurocurrency Rate Margin, Commitment Fee Percentage, Commercial Letter of Credit Fee Percentage and Standby Letter of Credit Fee Percentage shall be recomputed as of the end of each fiscal quarter based upon the Loan Parties’ Leverage Ratio as of such quarter end.

(i)Any increase or decrease in the Base Rate Margin, Eurocurrency Rate Margin, Commitment Fee Percentage, Commercial Letter of Credit Fee Percentage and Standby Letter of Credit Fee Percentage computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under the Credit Documentation. If a Compliance Certificate is not delivered when due in accordance with the Credit Documentation, then the rates in Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(ii)If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Loan Parties or the Banks determine that (i) the Leverage Ratio as calculated by the Loan Parties as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Loan Parties shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Banks, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

C.At such time as the Parent’s Indebtedness is rated by Standard & Poor's and/or Moody's, the Base Rate Margin, Eurocurrency Rate Margin, Commitment Fee Percentage, Commercial Letter of Credit Fee Percentage and Standby Letter of Credit Fee Percentage shall be based upon (a) the Loan Parties’ Leverage Ratio, as set forth on the most recent Compliance Certificate received by the Administrative Agent, or (b) the Debt Rating level of the Parent, whichever results in more favorable pricing to the Loan Parties.

(i)If a difference exists in the Debt Ratings of Moody's and Standard & Poor's and the difference is only one level (for example if Moody's is Level III and Standard & Poor's is Level II), the higher of such Debt Ratings (Standard & Poor's in the example in the preceding parenthetical - Level II) will determine the relevant pricing level. If a difference exists in the Debt Ratings of Moody's and Standard & Poor's and the difference is two or more levels (for example if Moody's is Level IV
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and Standard & Poor's is Level II), the level which corresponds to the Debt Rating which is one level immediately above the lower of such Debt Ratings (Level III in the example in the preceding parenthetical) will determine the relevant pricing level. If only one rating agency provides a Debt Rating, that Debt Rating is the only applicable Debt Rating.

(ii)Each change in the spread resulting from a publicly announced change in such ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.
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SCHEDULE 1.1(B)
COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Banks and Addresses for Notices to Banks

Name of Banks and Addresses for Notices	Amount of Commitment for Revolving Credit Loans	Ratable Share	Total Commitment
Bank: PNC Bank, National Association Address: 155 Broad Street, 7th Floor Columbus, OH 43215 Attention: Anthony Irwin Email: anthony.irwin@pnc.com Telephone: (614) 463-8844 Facsimile: (614) 463-6770	$70,000,000.00	11.666666667%	$70,000,000.00
Bank: Wells Fargo Bank, National Association Address: 230 West Monroe Street Suite 2900, 18th Floor Chicago, IL 60606 Attention: Steve Buehler Email: s.buehler@wellsfargo.com Telephone: (312) 845-4220 Facsimile: (312) 553-4783	$70,000,000.00	11.666666667%	$70,000,000.00
Bank: U.S. Bank, National Association Address: US Bank Tower 425 Walnut Street Cincinnati, OH 45202 Attention: Frances Josephic Email: Frances.josephic@usbank.com Telephone: (513) 762-8973 Facsimile: (513) 632-2068	$70,000,000.00	11.666666667%	$70,000,000.00
Bank: Truist Bank Address: 200 West 2nd Street 16th Floor Winston Salem, NC 27101 Attention: Roberts Bass Email: rbass@bbandt.com Telephone: (336) 733-2734 Facsimile: (336) 733-2740	$70,000,000.00	11.666666667%	$70,000,000.00

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Name of Banks and Addresses for Notices	Amount of Commitment for Revolving Credit Loans	Ratable Share	Total Commitment
Bank: The Huntington National Bank Address: 41 S. High Street Columbus, OH 43215 Attention: Dan Swanson Email: dan.swanson@huntington.com Telephone: (614) 480-3534 Facsimile: (877) 274-8593	$50,000,000.00	8.333333333%	$50,000,000.00
Bank: Bank of America, N.A. Address: Gateway Village – 800 Building Charlotte, NC 282555 Attention: Marissa (Penny) Crisp Email: Marissa.crisp@baml.com Telephone: (980) 386-4107 Facsimile: (704) 683-9335	$50,000,000.00	8.333333333%	$50,000,000.00
Bank: Fifth Third Bank Address: 38 Fountain Square Plaza MD# 109046 Cincinnati, OH 45263 Attention: Michael Schaltz Email: Michael.Schaltz@53.com Telephone: (513) 534-5832 Facsimile: (513) 534-7098	$50,000,000.00	8.333333333%	$50,000,000.00
Bank: MUFG Bank, Ltd. Address: 1251 Avenue of the Americas New York, NY 10020-1104 Attention: Megan Webster Email: mwebster@us.mufg.jp Telephone: (213) 236-7517 Facsimile: (213) 236-4027	$50,000,000.00	8.333333333%	$50,000,000.00
Bank: Capital One, National Association Address: 201 St. Charles Avenue 29th Floor New Orleans, LA 70170 Attention: Gina M. Monette Email: Gina.monette@capitalonebank.com Telephone: (504) 533-3044 Facsimile: (504) 533-5344	$20,000,000.00	3.333333333%	$20,000,000.00

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Name of Banks and Addresses for Notices	Amount of Commitment for Revolving Credit Loans	Ratable Share	Total Commitment
Bank: Citizens Bank, N.A. Address: 525 William Penn Place Pittsburgh, PA 15219 Attention: Debra McAllonis Email: Debra.mcallonis@citizensbank.com Telephone: (412) 867-2421 Facsimile: (412) 552-6307	$20,000,000.00	3.333333333%	$20,000,000.00
Bank: First Commonwealth Bank Address: 437 Grant Street Suite 1600 Pittsburgh, PA 15219 Attention: Stephen J. Orban Email: sorban@fcbanking.com Telephone: (412) 690-2212 Facsimile: (412) 690-2206	$20,000,000.00	3.333333333%	$20,000,000.00
Bank: The Bank of Nova Scotia Address: 40 King Street 55th Floor Toronto, Ontario, Canada M5H1H1 Attention: Rafael Tobon Email: Rafael.tobon@scotiabank.com Telephone: (416) 865-6305 Facsimile: (416) 350-1133	$20,000,000.00	3.333333333%	$20,000,000.00
Bank: BOKF, National Association Address: One Williams Center 8th Floor Tulsa, OK 74172 Attention: Jane Faulkenberry Email: jfaulkenberry@bokf.com Telephone: (918) 588-6272 Facsimile: (918) 295-0400	$20,000,000.00	3.333333333%	$20,000,000.00
Bank: Comerica Bank Address: 3551 Hamlin Auburn Hills, MI 48326 Attention: Brandon Welling Email: bdwelling@comerica.com Telephone: (248) 371-6477 Facsimile: (248) 371-6617	$20,000,000.00	3.333333333%	$20,000,000.00
TOTAL	$600,000,000.00	100.000000000%	$600,000,000.00

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SCHEDULE 1.1(B)
COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrowers and Guarantors:
ADMINISTRATIVE AGENT:
Name:     PNC Bank, National Association
Address:     155 Broad Street, 7th Floor
    Columbus, OH 43215
Attention:    Anthony Irwin, Vice President
Telephone:    (614) 463-8844
Telecopy:    (614) 463-6770
Email:        anthony.irwin@pnc.com

With a Copy To:
PNC Agency Services, PNC Bank, National Association
Address:     500 First Avenue
    Pittsburgh, PA 15219
Attention:    Agency Services, Brian Hays
Telephone:    412 762 0915
Telecopy:    412 762 8672
LOAN PARTIES:
Address:     4900 E. Dublin-Granville Road
    Columbus, OH 43081
Attention:
Telephone:    614 278 6815
Telecopy:
Email:

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